EXHIBIT 4.45
Execution Version

CLEAN HARBORS, INC.,
as Issuer,

the GUARANTORS named herein
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
________________________
INDENTURE
________________________
Dated as of July 2, 2019
4.875% Senior Notes due 2027
5.125% Senior Notes due 2029

TABLE OF CONTENTS
Page
ARTICLE ONE
DEFINITIONS AND INCORPORATION BY REFERENCE

1.1.	Definitions	1
1.2.	Limited Condition Acquisitions	34
1.3.	Rules of Construction	35

ARTICLE TWO
THE SECURITIES

2.1.	Form and Dating	35
2.2.	Execution and Authentication	36
2.3.	Registrar and Paying Agent	36
2.4.	Paying Agent to Hold Assets in Trust	37
2.5.	Holder Lists	37
2.6.	Transfer and Exchange	38
2.7.	Replacement Securities	39
2.8.	Outstanding Securities	39
2.9.	Treasury Securities	39
2.10.	Temporary Securities	40
2.11.	Cancellation	40
2.12.	Defaulted Interest	40
2.13.	CUSIP and ISIN Numbers	40
2.14.	Restrictive Legends	41
2.15.	Book-Entry Provisions for Global Security	43
2.16.	Special Transfer Provisions	44

ARTICLE THREE
REDEMPTION

3.1.	Notices to Trustee	46
3.2.	Selection of Securities to Be Redeemed.	47
3.3.	Notice of Redemption	47
3.4.	Effect of Notice of Redemption	48
3.5.	Deposit of Redemption Price	48
3.6.	Securities Redeemed In Part	48

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ARTICLE FOUR
COVENANTS

4.1.	Payment of Securities	49
4.2.	Maintenance of Office or Agency	49
4.3.	Limitation on Restricted Payments	49
4.4.	Limitation on Incurrence of Additional Indebtedness	52
4.5.	Corporate Existence	52
4.6.	Payment of Taxes and Other Claims	53
4.7.	Maintenance of Properties and Insurance	53
4.8.	Compliance Certificate; Notice of Default	53
4.9.	Compliance with Laws	54
4.10.	Reports to Holders	54
4.11.	Waiver of Stay, Extension or Usury Laws	55
4.12.	Limitations on Transactions with Affiliates	55
4.13.	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries	56
4.14.	[Reserved]	57
4.15.	Limitation on Issuances of Guarantees by Restricted Subsidiaries	57
4.16.	Limitation on Liens	58
4.17.	Change of Control	59
4.18.	Limitation on Asset Sales	61
4.19.	Future Guarantors	64
4.20.	Suspension of Covenants	64
ARTICLE FIVE
SUCCESSOR CORPORATION

5.1.	Merger, Consolidation and Sale of Assets	65
5.2.	Successor Corporation Substituted	67
ARTICLE SIX
DEFAULT AND REMEDIES

6.1.	Events of Default	67
6.2.	Acceleration	69
6.3.	Other Remedies	69
6.4.	Waiver of Past Defaults	70
6.5.	Control by Majority	70
6.6.	Limitation on Suits	70
6.7.	Rights of Holders to Receive Payment	70
6.8.	Collection Suit by Trustee	71
6.9.	Trustee May File Proofs of Claim	71
6.10.	Priorities	71
6.11.	Undertaking for Costs	72
6.12.	Restoration of Rights and Remedies	72
6.13.	Rights and Remedies Cumulative	72

ARTICLE SEVEN
TRUSTEE

7.1.	Duties of Trustee	72
7.2.	Rights of Trustee	73
7.3.	Individual Rights of Trustee	75
7.4.	Trustee’s Disclaimer	75
7.5.	Notice of Default	75
7.6.	[Reserved]	75
7.7.	Compensation and Indemnity	75
7.8.	Replacement of Trustee	76
7.9.	Successor Trustee by Merger, Etc	77
7.10.	Eligibility; Disqualification	77
7.11.	Preferential Collection of Claims Against the Issuer	77
ARTICLE EIGHT
DISCHARGE OF INDENTURE; DEFEASANCE

8.1.	Termination of the Issuer’s Obligations	78
8.2.	Legal Defeasance and Covenant Defeasance	79
8.3.	Conditions to Legal Defeasance or Covenant Defeasance	80
8.4.	Application of Trust Money	81
8.5.	Repayment to the Issuer	81
8.6.	Reinstatement	82
ARTICLE NINE
AMENDMENTS, SUPPLEMENTS AND WAIVERS

9.1.	Without Consent of Holders	82
9.2.	With Consent of Holders	83
9.3.	[Reserved]	84
9.4.	Revocation and Effect of Consents	84
9.5.	Notation on or Exchange of Securities	85
9.6.	Trustee to Sign Amendments, Etc	85
ARTICLE TEN
GUARANTEE OF SECURITIES

10.1.	Unconditional Guarantee	85
10.2.	Limitations on Guarantees	86
10.3.	Execution and Delivery of Guarantee	86
10.4.	Release of a Guarantor	87
10.5.	Waiver of Subrogation	88
10.6.	Immediate Payment	88
10.7.	No Setoff	88
10.8.	Obligations Absolute	89

10.9.	Obligations Continuing	89
10.10.	Obligations Not Reduced	89
10.11.	Obligations Reinstated	89
10.12.	Obligations Not Affected	89
10.13.	Waiver	90
10.14.	No Obligation to Take Action Against the Issuer	91
10.15.	Dealing with the Issuer and Others	91
10.16.	Default and Enforcement	91
10.17.	Amendment, etc.	92
10.18.	Acknowledgment	92
10.19.	Costs and Expenses	92
10.20.	No Merger or Waiver; Cumulative Remedies	92
10.21.	Survival of Obligations	92
10.22.	Guarantee in Addition to Other Obligations	92
10.23.	Severability	93
10.24.	Successors and Assigns	93

ARTICLE ELEVEN
MISCELLANEOUS

11.1.	[Reserved]	93
11.2.	Notices	93
11.3.	Communications by Holders with Other Holders	94
11.4.	Certificate and Opinion as to Conditions Precedent	94
11.5.	Statements Required in Certificate or Opinion	95
11.6.	Rules by Trustee, Paying Agent, Registrar	95
11.7.	Legal Holidays	95
11.8.	Governing Law	95
11.9.	No Adverse Interpretation of Other Agreements	95
11.10.	No Recourse Against Others	96
11.11.	Successors	96
11.12.	Duplicate Originals	96
11.13.	Severability	96

Exhibit A-1    -    Form of 2027 Note
Exhibit A-2    -    Form of 2029 Note
Exhibit B-1    -    [Reserved]
Exhibit C-1    -    Form of 2027 Certificate for Transfers to Non-QIB Accredited Investors
Exhibit C-2    -    Form of 2029 Certificate for Transfers to Non-QIB Accredited Investors
Exhibit D-1    -    Form of 2027 Certificate for Transfers Pursuant to Regulation S
Exhibit D-2    -    Form of 2029 Certificate for Transfers Pursuant to Regulation S
Exhibit E-1    -    Form of 2027 Notes Guarantee
Exhibit E-2    -    Form of 2029 Notes Guarantee

Note:	This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture

v

INDENTURE dated as of July 2, 2019 among CLEAN HARBORS, INC., a Massachusetts corporation (the “Issuer” or the “Company”), the Guarantors (as defined herein) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).
The Issuer has duly authorized the creation of an issue of 4.875% Senior Notes due 2027 (the “2027 Notes”) and 5.125% Senior Notes due 2029 (the “2029 Notes”) and has duly authorized the execution and delivery of this Indenture. All things necessary to make the Securities, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the valid and binding obligations of the Issuer and to make this Indenture a valid and binding agreement of the Issuer have been done.
Each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Securities:
ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

1.1.    Definitions.

“2027 Applicable Premium” means, with respect to any 2027 Note on any redemption date, the greater of:
(1)    1.0% of the principal amount of such 2027 Note; or
(2)    the excess of:
(a)    the present value at such redemption date of (i) the redemption price of such 2027 Note at July 15, 2022, plus (ii) all required interest payments due on such 2027 Note through July 15, 2022 (excluding accrued and unpaid interest due on such 2027 Note to the redemption date), computed at a discount using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)    the principal amount of such 2027 Note.
“2029 Applicable Premium” means, with respect to any 2029 Note on any redemption date, the greater of:
(1)    1.0% of the principal amount of such 2029 Note; or
(2)    the excess of:
(a)    the present value at such redemption date of (i) the redemption price of such 2029 Note at July 15, 2024, plus (ii) all required interest payments due on such 2029 Note through July 15, 2024 (excluding accrued and unpaid interest due on such 2029 Note to the redemption date), computed at a discount using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)    the principal amount of such 2029 Note.

“ABL Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of November 1, 2016 by and among the Issuer, each of the other borrower and guarantor parties thereto, each of the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent and collateral agent (as amended, amended and restated or otherwise modified from time to time).
“Acceleration Notice” has the meaning set forth in Section 6.2.
“Accredited Investor” has the meaning set forth in Section 2.16(a).
“Additional 2027 Notes” has the meaning set forth in Section 2.2.
“Additional 2029 Notes” has the meaning set forth in Section 2.2.
“Additional Notes” has the meaning set forth in Section 2.2.
“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries:
(1)    existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries, or
(2)    assumed in connection with the acquisition of assets from such Person, in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.
“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have correlative meanings.
“Affiliate Transaction” has the meaning set forth in Section 4.12(a).
“Agent” means any Registrar, Paying Agent or co-Registrar.
“Agent Members” has the meaning set forth in Section 2.15(a).
“Asset Acquisition” means:
(1)    an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; or
(2)    the acquisition by the Company or any of its Restricted Subsidiaries of the assets of any Person (other than a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of the Company’s Restricted Subsidiaries, including any Sale and Leaseback Transaction and whether pursuant to a Division or otherwise, to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of:
(a)    any Capital Stock of any Restricted Subsidiary of the Company (other than directors’ qualifying shares); or
(b)    any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business.
Notwithstanding the preceding, the following items shall not be deemed Asset Sales:
(1)    a transaction or series of related transactions for which the Company and its Restricted Subsidiaries receive aggregate consideration of less than $25.0 million;
(2)    the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company that is permitted under Article Five;
(3)    disposals of equipment in connection with the reinvestment in or the replacement of equipment and disposals of worn-out or obsolete equipment;
(4)    the sale or disposition of Receivables and Related Assets pursuant to a Qualified Receivables Transaction;
(5)    the grant in the ordinary course of business of licenses to use the Company’s or any of the Company’s Restricted Subsidiaries’ patents, trademarks and similar intellectual property;
(6)    the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;
(7)    the release, surrender or waiver of contract, tort or other claims of any kind as a result of settlement of any litigation or threatened litigation;
(8)    the granting or existence of Liens (and foreclosure thereon) not prohibited by this Indenture;
(9)    any Restricted Payment permitted under Section 4.3 or the making of any Permitted Investment; and
(10)    the disposition of any property or assets acquired in any Asset Acquisition by the Company or any Restricted Subsidiary of the Company, which disposition is required by any governmental agency having jurisdiction over antitrust, competition or similar matters in connection with such Asset Acquisition.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the term loans under the Term Loan Credit Agreement or any Refinancing Indebtedness in respect thereof, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Finance Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Finance Lease Obligation”.
“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.
“Board of Directors” means, as to any Person, the board of directors or equivalent governing board of such Person or any duly authorized committee thereof.
“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York or the Corporate Trust Office is required or authorized by law or other governmental action to be closed.
“Capital Stock” means:
(1)    in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock; and
(2)    with respect to any other Person, any and all partnership, membership, limited liability company interests or other equity interests of such Person.
“Cash Management Agreement” means any agreement to provide cash management services to the Issuer or any Restricted Subsidiary, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Equivalents” means:
(1)    U.S. Dollars;

(2)    in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank (which may include the Trustee) having capital and surplus in excess of $250.0 million;
(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution (which may include the Trustee) meeting the qualifications specified in clause (4) above;
(6)    commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P and in each case maturing within 12 months after the date of issuance thereof;
(7)    investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above;
(8)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
(9)    Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; and
(10)    in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (9) or other high quality short-term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into one or more of the currencies set forth in clauses (1) and (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. Cash Equivalents may include any investment meeting the above requirements issued by or through the bank acting as Trustee, or to which or for which the bank acting as trustee provides services and earns or otherwise receives compensation.
“Change of Control” means the occurrence of one or more of the following:
(1)    any sale, lease, exchange, conveyance, disposition or other transfer, in one or a series of related transactions (whether pursuant to a Division or otherwise), of all or substantially all of the Company’s assets to any Person or group of related Persons for purposes of Section

13(d) of the Exchange Act (a “Group”), together with any Affiliates of such Person, other than to the Permitted Holders;
(2)    any approval, adoption or initiation of a plan or proposal for the liquidation or dissolution of the Company;
(3)    any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or
(4)    any Person or Group, together with any Affiliates thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who was a nominee of or is an Affiliate of such Person or Group, will constitute a majority of the Board of Directors of the Company.
“Change of Control Offer” has the meaning set forth in Section 4.17(a).
“Change of Control Payment Date” has the meaning set forth in Section 4.17(a).
“Commission” means the United States Securities and Exchange Commission.
“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiaries of the Company designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Restricted Subsidiaries.
“Common Stock” means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, including all series and classes of such common stock.
“Company” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means such successor Person.
“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period:

(a)    increased by (without duplication):
(i)    provision for taxes based on income or profits, plus franchise or similar taxes, for such period deducted in computing Consolidated Net Income for such period, plus
(ii)    Consolidated Interest Expense, plus
(iii)    Consolidated Depreciation and Amortization Expense for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income for such period, plus
(iv)    any expenses or charges related to the any Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful and including any such transaction prior to the Issue Date) and any amendment or modification to the terms of any such transactions, including all fees, expenses or charges deducted in computing Consolidated Net Income for such period, plus
(v)    the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income for such period, including any one-time costs incurred in connection with (A) acquisitions whether consummated before or after the Issue Date or (B) the closing or consolidation of facilities whether before or after the Issue Date, plus
(vi)    any write-offs, write-downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus
(vii)    the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income for such period, plus
(viii)    the amount of net cost savings projected by the Issuer in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition or disposition by the Company or any Restricted Subsidiary, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken or expected to be taken within 24 months after the date of such acquisition or disposition and (C) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed 25% of Consolidated EBITDA of the Issuer for the most recently ended Four Quarter Period prior to the determination date (calculated before giving effect to any adjustments pursuant to this clause (viii)) for any Four Quarter Period (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso in the definition of “Consolidated Fixed Charge Coverage Ratio”), plus
(ix)    any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of issuance of Capital Stock of the Issuer (other than Disqualified Capital Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation of clause (c) of Section 4.3, plus
(x)    any net after-tax non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, unusual contract terminations or one-time compensation charges, warrants or options to purchase Capital Stock of any direct or indirect parent), plus
(xi)    to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption;
(b)    decreased by (without duplication) noncash gains included in Consolidated Net Income of such Person for such period, excluding any noncash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition); and
(c)    increased (by losses) or decreased (by gains), as applicable, by (without duplication) (i) any net noncash gain or loss resulting in such period from hedging obligations and the application of Financial Accounting Codification 815 and (ii) any net noncash gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness and (iii) revaluations of intercompany balances.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:
(1)    the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)    any Asset Acquisition or Asset Sale (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Acquisition or Asset Sale (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness;
provided that for purposes of making the computation referred to above, investments, acquisitions, Asset Sales, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the applicable reference period or subsequent to such reference period and on or prior to or simultaneously with the Transaction Date shall be calculated on a pro forma basis assuming that all such investments, acquisitions, Asset Sales, mergers, consolidations and disposed operations (and the change in any associated Consolidated Fixed Charges and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period; provided that, at the option of the Issuer, no such pro forma adjustment to Consolidated EBITDA shall be made in respect of any such transaction to the extent the aggregate consideration with respect to any such transaction was less than $25.0 million for the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any investment, acquisition, Asset Sales, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such investment, acquisition, Asset Sales, merger, consolidation or disposed operation had occurred at the beginning of the reference period (subject to the threshold specified in the previous sentence).
Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”
(1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and
(2)    notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(1)    Consolidated Interest Expense, plus
(2)    the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends either to the Company or a Wholly-Owned Restricted Subsidiary of the Company or paid in Qualified Capital Stock of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.
“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Finance Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding any undrawn letters of credit), (2) the aggregate amount of all outstanding Disqualified Capital Stock of the Issuer and all Disqualified Capital Stock and Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices and (3) the aggregate outstanding amount of advances under any Receivables Facility of the Issuer or any of its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Indebtedness shall be required to be determined hereunder, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:
(1)    the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements), but excluding the amortization of deferred financing costs recorded on the Issue Date in connection with the Securities, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest, (d) the interest portion of any deferred payment obligation, and (e) all fees payable in connection with the issuance of letters of credit or availability under a letter of credit facility; and
(2)    the interest component of Finance Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:
(1)    any net after tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, unusual contract terminations, one time compensation charges, warrants or options to purchase Capital Stock of a direct or indirect parent of the Company) shall be excluded;
(2)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period in accordance with GAAP;
(3)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
(4)    any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;
(5)    the Net Income for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below);
(6)    solely for the purpose of determining Consolidated Net Income of the Issuer under clause (c)(i) of Section 4.3, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;
(7)    any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated before or after the Issue Date, net of taxes, shall be excluded;
(8)    any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9)    any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; and
(10)    any noncash compensation expense resulting from the application of Accounting Standards Codification 718 or any deferred compensation charges net of any cash payments made under such deferred compensation plans during such period to officers, directors, managers, consultants or employees (or their estates, Controlled Investment Affiliates or Immediate Family Members) shall be excluded.
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the excess of (i) the Consolidated Indebtedness on such date over (ii) an amount equal to the cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries on such date that are free and clear of any Lien to (b) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries during the four full fiscal quarters for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.
“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the excess of (i) the Consolidated Indebtedness on such date that is secured by a Lien on any asset of the Issuer or any Restricted Subsidiary over (ii) an amount equal to the cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries on such date that are free and clear of any Lien to (b) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries during the four full fiscal quarters for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Net Secured Leverage Ratio, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.
“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization, accretion and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge (other than non-cash accretion of environmental liabilities required by GAAP) which requires an accrual of or a reserve for cash charges for any future period).
“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.
“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at c/o U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, MA 02110.
“Covenant Defeasance” has the meaning set forth in Section 8.2(c).
“Covenant Suspension Event” has the meaning set forth in Section 4.20.

“Credit Agreement” means, collectively, (i) one or more credit facilities, including, without limitation, the ABL Credit Agreement and the Term Loan Credit Agreement and (ii) the related documents (including, without limitation, any guarantee agreements, promissory notes, fee letters and security documents), in each case as such agreements, other agreements and security documents may be amended (including any amendment and restatement), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or availability of letters of credit thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreements, other agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, or issuers of letters of credit.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.
“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.
“Debtor Relief Laws” means the Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws or regulations of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Depository” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.
“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks and (c) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.
“Designated Equity Amount” has the meaning set forth in clause (15) of the definition of “Permitted Indebtedness”.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale pursuant to clause (ii) of Section 4.18 that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate delivered to the Trustee, setting forth the basis of such valuation (which amount will be reduced by any cash proceeds subsequently received by the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary) in connection with any subsequent repayment, redemption or disposition of such noncash consideration).
“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), on or prior to the final maturity date of the Securities of the applicable series.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons pursuant to a “plan of division” or similar arrangement, in each case, as specifically provided for in the applicable organizational statute of such Person, which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company incorporated or otherwise organized or existing under the laws of the United States, any State thereof or the District of Columbia, other than any Restricted Subsidiary that is a Subsidiary of a Foreign Subsidiary.
“DTC” has the meaning set forth in Section 2.14.
“Equity Offering” means a public or private sale of Qualified Capital Stock (other than on Form S-4 or S-8 or any successor Forms thereto) of the Company.
“Event of Default” has the meaning set forth in Section 6.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statutes thereto.
“Fair Market Value” means with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by the Board of Directors of the Company acting reasonably and in good faith and, to the extent otherwise herein required, shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.
“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.
“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company which is a Foreign Subsidiary.
“Foreign Subsidiary” means any of the Company’s Subsidiaries which is incorporated or organized in any jurisdiction outside of the United States.
“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.
“Global Security” has the meaning set forth in Section 2.1.
“Global Security Legend” has the meaning set forth in Section 2.14.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise), or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). Notwithstanding the preceding, the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
“Guarantee” means the guarantee by each Guarantor of the Issuer’s Obligations under this Indenture.
“Guarantor” means:
(1)    each Domestic Restricted Subsidiary on the Issue Date;
(2)    each Restricted Subsidiary required to execute and deliver a Guarantee pursuant to Section 4.15 and Section 4.19; and
(3)    each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor;
provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of this Indenture.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Issuer or any Restricted Subsidiary and any other Person.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.
“Holder” or “Securityholder” means the registered holder of any Security.
“Incur” has the meaning set forth in Section 4.4.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Indebtedness” means with respect to any Person, any indebtedness of such Person, without duplication, in respect of:
(1)    all Obligations of such Person for borrowed money;
(2)    all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all Finance Lease Obligations of such Person;
(4)    the deferred and unpaid purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
(5)    all Obligations (to the extent, if any, then payable) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;
(6)    guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;
(7)    all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligations being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;
(8)    all Obligations under Currency Agreements or Commodity Agreements and Interest Swap Obligations of such Person; and

(9)    all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.
For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For purposes of Section 4.4, in determining the principal amount of any Indebtedness to be incurred by the Company or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.
“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.
“Initial 2027 Notes” means the $545,000,000 aggregate principal amount of 2027 Notes issued on the date hereof.
“Initial 2029 Notes” means the $300,000,000 aggregate principal amount of 2029 Notes issued on the date hereof.
“Initial Notes” means, collectively, the Initial 2027 Notes and Initial 2029 Notes.
“Institutional Accredited Investor” has the meaning set forth in Section 2.16(a).
“Interest Payment Date” means, with respect to any series of Securities, the stated maturity of an installment of interest on such series of Securities.
“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For purposes of Section 4.3:

(1)    “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Company and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of the Company at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; and
(2)    the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.
If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other agency referred to in clause (2) of the definition of Rating Agency.
“Issue Date” means July 2, 2019, the date as which Securities are first issued under this Indenture.
“Issuer” means the party named as such in the first paragraph of this Indenture.
“Legal Defeasance” has the meaning set forth in Section 8.2(b).
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.
“Limited Condition Acquisition” means any Asset Acquisition by the Issuer or any Restricted Subsidiary the consummation of which is not conditioned on the availability of financing.
“Maturity Date” means (i) July 15, 2027, with respect to the 2027 Notes, and (ii) July 15, 2029, with respect to the 2029 Notes.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Net Cash Proceeds” means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)    reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);
(2)    taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;
(3)    any repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale;
(4)    appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and
(5)    all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;
and (b) with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds Offer” has the meaning set forth in Section 4.18.
“Net Proceeds Offer Amount” has the meaning set forth in Section 4.18.
“Net Proceeds Offer Payment Date” has the meaning set forth in Section 4.18.
“Net Proceeds Trigger” has the meaning set forth in Section 4.18.
“Net Proceeds Offer Trigger Date” has the meaning set forth in Section 4.18.
“New Domestic Restricted Subsidiary” has the meaning set forth in Section 4.19.
“Non-Finance Lease Obligation” means a lease obligation that is not required to be accounted for as a finance lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.
“Non-U.S. Person” means a person who is not a “U.S. Person” (as defined in Regulation S).

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Circular” means the Offering Circular of the Issuer dated June 18, 2019 relating to the offering of the Initial Notes issued on the Issue Date.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer or the Secretary of such Person.
“Officers’ Certificate” means a certificate signed by two Officers of the Issuer or of any Guarantor, as applicable, except that an authentication order pursuant to Section 2.2 may be signed by only one such Officer.
“Offshore Global Securities” has the meaning set forth in Section 2.1.
“Offshore Physical Securities” has the meaning set forth in Section 2.1.
“OID Legend” has the meaning set forth in Section 2.14.
“Opinion of Counsel” means a written opinion from legal counsel, which opinion and counsel are reasonably acceptable to the Trustee.
“Other Pari Passu Obligations” means any Additional Notes and any other Indebtedness that is pari passu in right of payment with the Securities.
“Paying Agent” has the meaning set forth in Section 2.3.
“Permitted Business” means the business of the Company and its Restricted Subsidiaries as existing on the Issue Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.
“Permitted Holders” means (i) Alan S. McKim; (ii) the spouse and lineal descendants of Alan S. McKim; (iii) any controlled Affiliate of any of the foregoing; (iv) in the event of the incompetence or death of any of the Persons described in clause (i) or (ii), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Issuer owned by such Person; or (v) any trusts, general partnerships, limited partnerships or limited liability companies created for the benefit of the Persons described in clause (i), (ii) or (iv) or any trust for the benefit of any such trust, general partnership, limited partnership or limited liability company.
“Permitted Indebtedness” means, without duplication, each of the following:
(1)    Indebtedness under the Initial Notes issued on the Issue Date and any Guarantees thereof;
(2)    (x) Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding under the ABL Credit Agreement by the Company and its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $500.0 million less the amount of all repayments under the ABL Credit Agreement with Net Cash Proceeds of Asset Sales applied thereto as required by Section 4.18(iii)(B) and (b) 85% of the book value of accounts receivable of the Company and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2)(x)(b) shall be reduced dollar for dollar by the amount of Indebtedness then outstanding under clause (12) below; and (y) Indebtedness outstanding under the Term Loan Credit Agreement by the Issuer and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (i) $740.0 million less the amount of all repayments under the Term Loan Credit Agreement with Net Cash Proceeds of Asset Sales applied thereto as required by clause (iii)(B) of the first paragraph of Section 4.18 hereof, plus (ii) the greater of (x) $400.0 million and (y) 100% of Consolidated EBITDA of the Issuer for the most recently ended Four Quarter Period, minus the aggregate principal amount of Indebtedness previously incurred or established in reliance on this clause (ii);
(3)    Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness in respect of (x) the ABL Credit Agreement, (y) the Term Loan Credit Agreement and (z) Indebtedness referred to in clause (1) of this definition) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;
(4)    Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of the Company or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are in a notional principal amount that does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates and are entered into for bona fide hedging purposes and not for speculation;
(5)    Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;
(6)    Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;
(7)    Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under this Indenture and the Securities and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;
(8)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;
(9)    Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;
(10)    Indebtedness represented by Finance Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries not to exceed, in the aggregate at any one time outstanding, the greater of (x) $150.0 million and (y) 35.0% of Consolidated EBITDA of the Company for the most recently ended Four Quarter Period as of the time any such Indebtedness is incurred;
(11)    Indebtedness under Commodity Agreements and Cash Management Agreements;
(12)    the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to the Company or to any Restricted Subsidiary of the Company or its assets (other than such Receivables Entity and its Receivables and Related Assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount of Indebtedness permitted to be incurred under clause (2) above to the extent set forth therein;
(13)    Refinancing Indebtedness;
(14)    Indebtedness of Foreign Restricted Subsidiaries of the Company in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (14), the greater of (x) $150.0 million and (y) 35.0% of Consolidated EBITDA of the Company for the most recently ended Four Quarter Period as of the time any such Indebtedness is incurred;
(15)    Indebtedness in an amount equal to 100% of the net cash proceeds received by the Issuer since the Issue Date from the issue or sale of Common Stock of the Company to the extent such net cash proceeds or cash has not been applied to make Restricted Payments or to make Permitted Investments (such amount, the “Designated Equity Amount”);
(16)    Acquired Indebtedness and Indebtedness incurred to finance any Investment permitted pursuant to clause (1) of the definition of Permitted Investment; provided that after giving effect to the applicable acquisition, merger or consolidation and the incurrence of such Indebtedness, (i) the Company could incur at least $1.00 of Indebtedness (other than Permitted

Indebtedness) pursuant to Section 4.4 or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than immediately prior giving effect thereto; provided that no Restricted Subsidiary that is not a Guarantor shall incur any Indebtedness (other than Acquired Indebtedness) pursuant to this clause (16), if the amount of such Indebtedness, when aggregated with the amount of all other Indebtedness of Restricted Subsidiaries that are not Guarantors incurred under clause (a) of Section 4.4 or this clause (16) of the definition of “Permitted Indebtedness”, would exceed the greater of (x) $200.0 million and (y) 35.0% of Consolidated EBITDA of the Issuer for the most recently ended Four Quarter Period as of the time such Indebtedness is incurred; and
(17)    additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $400.0 million and (y) 75.0% of Consolidated EBITDA of the Company for the most recently ended Four Quarter Period as of the time any such Indebtedness is incurred.
For purposes of determining compliance with Section 4.4:
(a)    in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.4, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with Section 4.4; provided that (I) any Indebtedness outstanding under the ABL Credit Agreement on the Issue Date shall be deemed to be incurred under clause (2)(x) above and may not be reclassified and (II) any Indebtedness outstanding under the Term Loan Credit Agreement on the Issue Date shall be deemed to be incurred under clause (2)(y) above and may not be reclassified;
(b)    accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.4,
(c)    guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,
(d)    if obligations in respect of letters of credit are incurred pursuant to the ABL Credit Agreement and are being treated as incurred pursuant to clause (2)(x) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included, and
(e)    if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was incurred.

“Permitted Investments” means:
(1)    Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company (whether pursuant to a Division or otherwise) or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;
(2)    Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Securities and this Indenture;
(3)    Investments in cash and Cash Equivalents;
(4)    (i) loans and advances to, and guarantees of Indebtedness of, employees not in excess of $15.0 million outstanding at any one time, in the aggregate and (ii) loans and advances to officers, directors and employees (x) for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or (y) to fund such Person’s purchase of Capital Stock of the Company or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Company or the compensation committee thereof in good faith; provided that to the extent that the net proceeds of any such purchase is made to any direct or indirect parent of the Company, such net proceeds are contributed to the Company;
(5) Currency Agreements, Commodity Agreements, Interest Swap Obligations and Cash Management Agreements entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture;
(6)    Investments in securities of trade creditors or customers received (a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or (b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;
(7)     Investments made by the Company or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with Section 4.18;
(8)    Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company (whether pursuant to a Division or otherwise) or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with this Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company (whether pursuant to a Division or otherwise) or such merger or consolidation;
(9)    Investments in the Securities;
(10)    Investments in existence on the Issue Date;

(11)    (a) an Investment in a trust, limited liability company, special purpose entity or other similar entity in connection with a Qualified Receivables Transaction; provided that (A) such Investment is made by a Receivables Entity and (B) the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Entity, and (b) Investments of funds in any accounts permitted or required by the arrangements governing a Qualified Receivables Transaction;
(12)    guarantees of Indebtedness to the extent permitted pursuant to Sections 4.4, 4.15 and 4.19;
(13)    additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) (when taken together with all Restricted Payments made in reliance on clause (5) of Section 4.3 and net of any actual return on capital in respect of such Investment) not to exceed the greater of (x) $250.0 million and (y) 50.0% of Consolidated EBITDA of the Issuer for the most recently ended Four Quarter Period as of such time any such Investment is made (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value but net of any actual return on capital in respect of such Investments);
(14)    additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed an amount equal to the greater of (x) $250.0 million and (y) 50.0% of the Consolidated EBITDA of the Company for the most recently ended Four Quarter Period, as of such time any such Investment is made (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value but net of any actual return on capital in respect of such Investment); and
(15)    additional Investments; provided that (x) as of the last day of the most recently ended Four Quarter Period prior to the date of such Investment, after giving pro forma effect to such Investment (including the application of the net proceeds therefrom), the Consolidated Net Leverage Ratio at such time does not exceed 3.00:1.00 and (y) after giving pro forma effect to such Investment, no Default or Event of Default has occurred and is continuing.
“Permitted Liens” means the following types of Liens:
(1)    Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings (provided that such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Liens) and as to which the Company or its Restricted Subsidiaries shall have set aside on their books such reserves, if any, as shall be required in conformity with (x) GAAP in the case of the Company or a Domestic Restricted Subsidiary (or any Subsidiary of a Foreign Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia), and (y) generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;
(2)    statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings (provided that such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Liens), if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;
(3)    pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, financial assurance and other statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, including any pledge or deposit securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith (exclusive of obligations for the payment of borrowed money);
(4)    judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(5)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens, incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially and adversely affect the value of the properties affected thereby or materially impair such properties’ use in the operation of the business of the Company and its Restricted Subsidiaries;
(6)    leases and subleases of real property granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;
(7)    Liens securing Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided, however, that (i) in the case of Finance Lease Obligations, such Liens do not extend to any property or asset which is not leased property subject to such Finance Lease Obligation and (ii) in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 90 days of such refinancing;
(8)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(9)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other personal property relating to such letters of credit and products and proceeds thereof;

(10)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;
(11)    Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;
(12)    Liens in the ordinary course of business not exceeding $5.0 million at any one time outstanding that (a) are not incurred in connection with borrowing money and (b) do not materially detract from the value of the property or materially impair its use;
(13)    Liens by reason of judgment or decree not otherwise resulting in a Default;
(14)    Liens securing Indebtedness under Currency Agreements, Commodity Agreements and Cash Management Agreements permitted under this Indenture;
(15)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;
(16)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(17)    Liens securing Acquired Indebtedness incurred in accordance with Section 4.4; provided that:
(a)    such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and
(b)    such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;
(18)     Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable insurance contracts;
(19)    Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Qualified Receivables Transaction;
(20)    Liens on assets of Foreign Restricted Subsidiaries securing Indebtedness of Foreign Restricted Subsidiaries incurred pursuant to clause (14) of the definition of “Permitted Indebtedness”; and

(21)    other Liens securing obligations in an aggregate amount not to exceed the greater of (x) $100.0 million and (y) 25% of the Consolidated EBITDA of the Company for the most recently ended Four Quarter Period as of such time any such Lien is incurred.
“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.
“Physical Securities” has the meaning set forth in Section 2.1. Physical Securities are sometimes referred to herein as certificated Securities.
“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
“Private Placement Legend” means the legend initially set forth on the Initial Notes in the form set forth in the first paragraph of Section 2.14.
“Purchase Agreement” means the Purchase Agreement, dated as of June 18, 2019, by and among the Issuer, the Guarantors, the other parties from time to time party thereto and Goldman Sachs & Co. LLC on behalf of itself and as representative of the several initial purchasers.
“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.
“QIB” means any “qualified institutional buyer” (as defined under the Securities Act).
“Qualified Capital Stock” means any Capital Stock other than Disqualified Capital Stock.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries in which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in Receivables and Related Assets; provided that such transaction is on market terms at the time the Company or such Restricted Subsidiary or the Receivables Entity entered into the transaction.
“Rating Agency” means (1) each of Moody’s and S&P and (2) solely to the extent Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s or S&P, as the case may be.
“Receivables and Related Assets” means any accounts receivable (whether existing on the Issue Date or arising thereafter) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Receivables Entity” means a Wholly Owned Restricted Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Receivables and Related Assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:
(1)    no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (c) subjects any property or asset of the Company or of any Restricted Subsidiary of the Company (other than another Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;
(2)    with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and
(3)    with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.
Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
“Record Date” means the applicable record date specified in the applicable series of Securities.
“Redemption Date,” when used with respect to any Security of a series to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the applicable series of Securities.
“Redemption Price,” when used with respect to any Security of a series to be redeemed, means the price fixed for such redemption, as provided in Section 5 of the Security for such series, payable in immediately available funds, pursuant to this Indenture and the applicable series of Securities.
“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of (A) for purposes of clause (13) of the definition of “Permitted Indebtedness,” Indebtedness incurred or existing in accordance with Section 4.4 (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (14) or (16) of the definition of “Permitted Indebtedness”) or (B) for any other purpose, Indebtedness incurred in accordance with Section 4.4, in each case that does not:
(1)    result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by the Company in connection with such Refinancing); or
(2)    create Indebtedness with (a) if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of “Permitted Indebtedness,” a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced or (b) if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of “Permitted Indebtedness” or with Section 4.4, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Securities of each series or a final maturity earlier than the final maturity of the Securities of each series;
provided that (x) if such Indebtedness being Refinanced is solely Indebtedness of the Company, then such Refinancing Indebtedness shall be solely Indebtedness of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Securities, then such Refinancing Indebtedness shall be subordinate to the Securities of each series at least to the same extent and in the same manner as the Indebtedness being Refinanced.
“Registrar” has the meaning set forth in Section 2.3.
“Regulation S” means Regulation S under the Securities Act.
“Replacement Assets” has the meaning set forth in Section 4.18.
“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Indenture or to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
“Restricted Payment” has the meaning set forth in Section 4.3.
“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Security constitutes a Restricted Security.
“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.
“Reversion Date” has the meaning set forth in Section 4.20.

“Rule 144A” means Rule 144A under the Securities Act.
“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person, or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.
“Securities” means each series of Initial Notes and any other Indebtedness issued after the Issue Date pursuant to clause (ii) of the fourth paragraph of Section 2.2 treated as a single class of securities with either series of Initial Notes, as applicable, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.
“Significant Subsidiary” with respect to any Person, means (1) any Restricted Subsidiary of such Person that would be a “significant subsidiary” as defined in Regulation S-X under the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (vi), (vii) or (viii) of Section 6.1 has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.
“Subsidiary” with respect to any Person means:
(1)    any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or
(2)    any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.
“Surviving Entity” has the meaning set forth in Section 5.1(a)(i).
“Suspended Covenants” has the meaning set forth in Section 4.20.
“Suspension Period” has the meaning set forth in Section 4.20.
“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended.
“Term Loan Credit Agreement” means the Credit Agreement dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time), among the Company, each guarantor from time to time party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”
“Treasury Rate” means, as of any Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to (i) with respect to the 2027 Notes, July 15, 2022 or (ii) with respect to the 2029 Notes, July 15, 2024; provided, however, that if the period from the Redemption Date to (i) with respect to the 2027 Notes, July 15, 2022 or (ii) with respect to the 2029 Notes, July 15, 2024, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Redemption Date to (i) with respect to the 2027 Notes, July 15, 2022 or (ii) with respect to the 2029 Notes, July 15, 2024, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.
“Unrestricted Subsidiary” means (1) any Subsidiary of any Person that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; (b) either (i) the Company certifies to the Trustee in an Officers’ Certificate that such designation complies with Section 4.3 or (ii) the Subsidiary to be so designated at the time of designation has total consolidated assets of $25,000 or less; and (c) each Subsidiary to be so designated and each of its Subsidiaries has not, and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary). The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.4 and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Global Securities” has the meaning set forth in Section 2.1.
“U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
“U.S. Physical Securities” means the Securities issued in the form of permanent certificated Securities in registered form in substantially the form set forth in Exhibit A-1 or A-2, as the case may be, to Institutional Accredited Investors which are not QIBs (excluding Non-U.S. Persons) who purchased Securities pursuant to Regulation D under the Securities Act.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.
1.2.    Limited Condition Acquisitions.

As it relates to any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(i)	determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or financial test;

(ii)	testing availability under baskets set forth in this Indenture (including baskets determined by reference to Consolidated EBITDA); or

(iii)	testing whether a Default or Event of Default has occurred,

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, or any such Default or Event of Default exists shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recently ended Four Quarter Period prior to the LCT Test Date), the Company or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with or if no such Default or Event of Default shall exist on such LCT Test Date then such condition shall be deemed satisfied on such LCT Test Date as it relates to such action and for purposes of clause (iii) above; provided that if financial statements for one or more subsequent fiscal periods shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Company or such Restricted Subsidiary subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or any Default or Event of Default has occurred and is continuing, such baskets, tests or ratios or requirement shall not be deemed to have failed to have been complied with as a result of such circumstance; provided, however, that if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets increase may be utilized. If the Company has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction permitted hereunder (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Indenture, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
1.3.    Rules of Construction.

Unless the context otherwise requires:
(1)a term has the meaning assigned to it;
(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)“or” is not exclusive;
(4)“including” means including without limitation;
(5)words in the singular include the plural, and words in the plural include the singular;
(6)provisions apply to successive events and transactions;
(7)“herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
(8)all ratios and computations based on GAAP contained in this Indenture shall be computed in accordance with the definition of GAAP set forth in Section 1.1; and
(9)all references to Sections or Articles refer to Sections or Articles in this Indenture unless otherwise indicated.

ARTICLE TWO

THE SECURITIES

2.1.    Form and Dating.

The Securities and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1, in the case of the 2027 Notes and Exhibit A-2, in the case of the 2029 Notes. The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer and the Trustee shall approve the form of the Securities and any notation, legend or endorsement on them. Each Security shall be dated the date of its authentication.
The terms and provisions contained in each series of the Securities, annexed hereto as Exhibit A-1, in the case of the 2027 Notes, and Exhibit A-2, in the case of the 2029 Notes, and the Guarantees, annexed hereto as Exhibit E, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Guarantors, and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.
Securities offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Securities in registered form, substantially in the form set forth in Exhibit A-1, in the case of the 2027 Notes, and Exhibit A-2, in the case of the 2029 Notes (the “U.S. Global Securities”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.14. The aggregate principal amount of the U.S. Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.
Securities issued in exchange for interests in the U.S. Global Securities pursuant to Section 2.15 may be issued in the form of permanent certificated Securities in registered form and shall bear the first legend set forth in Section 2.14.
Securities offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more permanent global Securities in registered form substantially in the form set forth in Exhibit A-1, in the case of 2027 Notes, and Exhibit A-2, in the case of 2029 Notes (the “Offshore Global Securities”), deposited with the Trustee, as custodian for the Depository or its nominee, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.14. The Registrar shall reflect on its books and records the date of any decrease in the principal amount of the Offshore Global Securities in an amount equal to the principal amount of the beneficial interest in the Offshore Global Securities transferred. The aggregate principal amount of the Offshore Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.
Securities issued in exchange for interests in the Offshore Global Securities pursuant to Section 2.15 may be issued in the form of permanent certificated Securities in registered form (the “Offshore Physical Securities”) and shall bear the first legend set forth in Section 2.14.
The Offshore Physical Securities and the U.S. Physical Securities are sometimes collectively herein referred to as the “Physical Securities.” The U.S. Global Securities and the Offshore Global Securities are sometimes referred to herein as the “Global Securities.”

2.2.    Execution and Authentication.
One Officer or an Assistant Secretary, of the Issuer (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall sign the Securities for the Issuer by manual or facsimile signature.
If an Officer whose signature is on a Security was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Security, the Security shall nevertheless be valid.
A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.
The Trustee shall authenticate (i) (a) Initial 2027 Notes for original issue on the Issue Date in an aggregate principal amount not to exceed $545,000,000 and (b) Initial 2029 Notes for original issue on the Issue Date in an aggregate principal amount not to exceed $300,000,000 and (ii)  subject to compliance with Section 4.4 and Section 4.16, additional 2017 Notes (“Additional 2027 Notes”) and/or additional 2019 Notes (“Additional 2029 Notes” and, together with any Additional 2027 Notes, “Additional Notes”) for original issue after the Issue Date in an unlimited amount, in each case upon written orders of the Issuer in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance pursuant to clause (ii) above, certify that such issuance is in compliance with Section 4.4. In addition, each such Officers’ Certificate shall specify the amount of Securities to be authenticated, the series of Securities to be authenticated, the date on which the Securities are to be authenticated, whether the Securities are to be Initial Notes or Securities issued under clause (ii) of the preceding sentence and the aggregate principal amount of Securities outstanding on the date of authentication, and shall further specify the amount of such Securities to be issued as a Global Security or Physical Securities. Such Securities shall initially be in the form of one or more Global Securities, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Securities of such series to be issued, (ii) shall be registered in the name of the Depository for such Global Security or Securities or its nominee and (iii) shall be delivered by the Trustee to the Depository or pursuant to the Depository’s instruction. All 2027 Notes issued under this Indenture shall vote and consent together on all matters as one class. All 2029 Notes issued under this Indenture shall vote and consent together on all matters as one class.
The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Securities. Unless otherwise provided in the appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer.
The Securities shall be issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000.
2.3.    Registrar and Paying Agent.
The Issuer shall maintain an office or agency in the Borough of Manhattan, The City of New York, where (a) Securities may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Securities may be presented or surrendered for payment (“Paying Agent”) and

(c) notices and demands to or upon the Issuer in respect of the Securities and this Indenture may be served. The Issuer may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Issuer may act as its own Registrar or Paying Agent except that for the purposes of Articles Three and Eight and Sections 4.17 and 4.18, neither the Issuer nor any Affiliate of the Issuer shall act as Paying Agent. The Registrar shall keep a register of the Securities and of their transfer and exchange. The Issuer, upon notice to the Trustee, may have one or more co-Registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional paying agent. The Issuer hereby initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.
The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee, in advance, of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.
The Trustee is authorized to enter into a letter of representations with the Depository in the form provided by the Issuer and to act in accordance with such letter.
2.4.    Paying Agent to Hold Assets in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders of a series of Securities or the Trustee all assets held by the Paying Agent for the payment of principal of, premium, if any, or interest on, the Securities of such series (whether such assets have been distributed to it by the Issuer or any other obligor on the Securities of such series), and shall notify the Trustee of any Default or Event of Default by the Issuer (or any other obligor on the Securities of such series) in making any such payment. If either the Issuer or a Subsidiary acts as Paying Agent, it shall segregate such assets and hold them as a separate trust fund. The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default or payment Event of Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.
2.5.    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of each series of Securities. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee on or before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of such series of Securities, which list may be conclusively relied upon by the Trustee.

2.6.    Transfer and Exchange.
(a)Subject to the provisions of Sections 2.14 and 2.15, when Securities of any series are presented to the Registrar or a co-Registrar with a request to register the transfer of such Securities or to exchange such Securities for an equal principal amount of Securities of such series of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Securities surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Securities at the Registrar’s or co-Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.2, 2.10, 3.6, 4.17, 4.18 or 9.5). The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Security (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Securities and ending at the close of business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Security being redeemed in part, and (iii) during a Change of Control Offer or a Net Proceeds Offer if such Security is tendered pursuant to such Change of Control Offer or Net Proceeds Offer and not withdrawn. A Global Security may be transferred, in whole but not in part, in the manner provided in this Section 2.6(a), only to a nominee of the Depository for such Global Security, or to the Depository, or a successor Depository for such Global Security selected or approved by the Issuer, or to a nominee of such successor Depository.
(b)If at any time the Depository for the Global Security or Securities notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Security or Securities or the Issuer becomes aware that the Depository has ceased to be a clearing agency registered under the Exchange Act, the Issuer shall appoint a successor Depository with respect to such Global Security or Securities. If a successor Depository for such Global Security or Securities has not been appointed within 90 days after the Issuer receives such notice or become aware of such ineligibility, the Issuer shall execute, and the Trustee, upon receipt of an Officers’ Certificate for the authentication and delivery of Securities, shall authenticate and make available for delivery, Securities in definitive form, in an aggregate principal amount at maturity equal to the principal amount at maturity of the Global Security representing such Securities, in exchange for such Global Security. The Issuer shall reimburse the Registrar, the Depository and the Trustee for expenses they incur in documenting such exchanges and issuances of Securities in definitive form.
The Issuer may at any time and in their sole discretion determine that the Securities of a series shall no longer be represented by such Global Security or Global Securities. In such event the Issuer will execute, and the Trustee, upon receipt of a written order for the authentication and delivery of individual Securities in exchange in whole or in part for such Global Security or Global Securities, will authenticate and make available for delivery individual Securities in definitive form in an aggregate principal amount equal to the principal amount of such Global Security or Global Securities in exchange for such Global Security or Global Securities.
In any exchange provided for in any of the preceding two paragraphs, the Issuer will execute and the Trustee will authenticate and make available for delivery individual Securities in definitive registered form in authorized denominations. Upon the exchange of a Global Security for individual Securities, such Global Security shall be cancelled by the Trustee. Securities issued in exchange for a Global Security pursuant to this Section 2.6(b) shall be registered in such names and in such authorized denominations as the Depository for such Global Security, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall make available for delivery such Securities to the Persons in whose names such Securities are so registered.
Neither the Issuer, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
2.7.    Replacement Securities.

If a mutilated Security is surrendered to the Trustee or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Security if the Trustee’s requirements are met. If required by the Trustee or the Issuer, such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Security is replaced. The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Security pursuant to this Section 2.7, including reasonable fees and expenses of counsel.
Every replacement Security is an additional obligation of the Issuer.
2.8.    Outstanding Securities.

Securities of any series outstanding at any time are all the Securities of such series that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Security does not cease to be outstanding because the Issuer, any Guarantor or any of their respective Subsidiaries or Affiliates holds the Security.
If a Security is replaced pursuant to Section 2.7 (other than a mutilated Security surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Security is held by a bona fide purchaser or a protected purchaser. A mutilated Security ceases to be outstanding upon surrender of such Security and replacement thereof pursuant to Section 2.7. If the principal amount of any Security is considered paid under Section 4.1, it ceases to be outstanding and interest ceases to accrue.
If on a Redemption Date or the Maturity Date the Paying Agent (other than the Issuer or a Subsidiary) holds U.S. Legal Tender sufficient to pay all of the principal, premium, if any, and interest due on the Securities payable on that date, then on and after that date such Securities cease to be outstanding and interest on them ceases to accrue.
2.9.    Treasury Securities.
In determining whether the Holders of the required principal amount of Securities of a series have concurred in any direction, waiver or consent, Securities of such series owned by the Issuer, any of its Subsidiaries or any of its respective Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities of such series that a Responsible Officer of the Trustee knows or has reason to know are so owned shall be disregarded.
2.10.    Temporary Securities.
Until definitive Securities are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Issuer considers appropriate for temporary Securities, as evidenced by execution of such temporary Securities by the Issuer. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Securities in exchange for temporary Securities. Until such exchange, temporary Securities shall be entitled to the same rights, benefits and privileges as definitive Securities. Notwithstanding the foregoing, so long as the Securities are represented by a Global Security, such Global Security may be in typewritten form.
2.11.    Cancellation.
The Issuer at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary), and no one else, shall cancel and shall dispose of all Securities surrendered for registration of transfer, exchange, payment or cancellation. Subject to Section 2.7, the Issuer may not issue new Securities to replace Securities that they have paid or delivered to the Trustee for cancellation. If the Issuer or any Guarantor shall acquire any of the Securities, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.
2.12.    Defaulted Interest.
If the Issuer defaults in a payment of interest on the Securities of a series, it shall, unless the Trustee fixes another record date pursuant to Section 6.10, pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before any such subsequent special record date, the Issuer shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.
2.13.    CUSIP and ISIN Numbers.
The Issuer in issuing the Securities may use “CUSIP” and “ISIN” numbers, and if so, the Trustee shall use the CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and ISIN numbers printed in the notice or on the Securities, and that reliance may be placed only on the other identification numbers printed on the Securities and that any such redemption or exchange shall not be affected by any defect or omission of such CUSIP and ISIN numbers. The Issuer will promptly notify the Trustee of any change in CUSIP or ISIN number.

2.14.    Restrictive Legends.
Unless and until a Security is sold in connection with an effective registration statement under the Securities Act, (i) the U.S. Global Securities and U.S. Physical Securities shall bear the legend set forth below (the “Private Placement Legend”) on the face thereof and (ii) the Offshore Physical Securities, until at least the 41st day after the Issue Date and receipt by the Issuer and the Trustee of a certificate substantially in the form of Exhibit D-1 (in the case of the 2027 Notes) or Exhibit D-2 (in the case of the 2029 Notes), as applicable hereto, shall bear the legend set forth below on the face thereof.
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(A)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT PRIOR TO THE FIRST ANNIVERSARY OF THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN

EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.
Each Global Security shall also bear the following legend on the face thereof (the “Global Security Legend”):
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY ANY SUCH NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR NOMINEE OF SUCH SUCCESSOR DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE INDENTURE GOVERNING THIS SECURITY.
Each Security issued hereunder that has more than a de minimis amount of original issue discount for U.S. Federal Income Tax purposes shall bear a legend in substantially the following form (the “OID Legend”):
THIS SECURITY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: CLEAN HARBORS, INC., 42 LONGWATER DRIVE, NORWELL, MA 02061 ATTENTION: CHIEF FINANCIAL OFFICER.

2.15.    Book-Entry Provisions for Global Security.
(a)Each Global Security initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Section 2.14.
Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository, or the Trustee as its custodian, or under any Global Security, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of each Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Security.
(b)Transfers of Global Securities shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in any Global Security may be transferred or, subject to Section 2.1, exchanged for Physical Securities in accordance with the rules and procedures of the Depository and the provisions of Section 2.16. In addition, U.S. Physical Securities and Offshore Physical Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in U.S. Global Securities or Offshore Global Securities, as the case may be, if (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for the U.S. Global Securities or the Offshore Global Securities and a successor depositary is not appointed by the Issuer within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository or the Trustee to issue Physical Securities.
(c)In connection with any transfer or exchange of a portion of the beneficial interest in any Global Security to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Physical Securities are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Security in an amount equal to the principal amount of the beneficial interest in such Global Security to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more U.S. Physical Securities or Offshore Physical Securities, as the case may be, of like tenor and amount.
(d)In connection with the transfer of U.S. Global Securities or Offshore Global Securities, in whole, to beneficial owners pursuant to paragraph (b), the U.S. Global Securities or the Offshore Global Securities, as the case may be, shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in exchange for its beneficial interest in such U.S. Global Securities or Offshore Global Securities, as the case may be, an equal aggregate principal amount of U.S. Physical Securities or Offshore Physical Securities, as the case may be, of authorized denominations.
(e)Any Physical Security constituting a Restricted Security delivered in exchange for an interest in a Global Security pursuant to paragraph (b) or (c) shall, except as otherwise provided by paragraphs (a)(i)(x), (c), (d)(ii) and (e) of Section 2.16, bear the legend regarding transfer restrictions applicable to the Physical Securities set forth in Section 2.14.

(f)The Holder of a Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.
2.16.    Special Transfer Provisions.
(a)    Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Security constituting a Restricted Security to any institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (an “Accredited Investor” or an “Institutional Accredited Investor”) which is not a QIB (excluding Non-U.S. Persons):
(i)the Registrar shall register the transfer of any Security constituting a Restricted Security, whether or not such Security bears the Private Placement Legend, if (x) the transferee certifies that it is not an Affiliate of the Issuer and the requested transfer is after the first anniversary of the later of the (a) Issue Date and (b) the last date on which the Issuer or an Affiliate of the Issuer was the owner of such Security (or any predecessor Security) or such shorter period of time as permitted by Rule 144 under the Securities Act or any successor provision thereunder or (y) the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit C-1 or C-2 hereto, as applicable, and if such transfer is in respect of an aggregate principal amount of Securities of less than $250,000, the proposed transferee has delivered to the Registrar and the Issuer an Opinion of Counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act and such other certifications, legal opinions or other information that the Trustee may reasonably request in order to confirm that such transaction is being made pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act; and
(ii)if the proposed transferor is an Agent Member holding a beneficial interest in the U.S. Global Security, the Registrar shall register the transfer of any Security constituting a Restricted Security, whether or not such Security bears a Private Placement Legend upon receipt by the Registrar of (x) the certificate, if any, required by paragraph (i) above and (y) instructions given in accordance with the Depository’s and the Registrar’s procedures, whereupon (a) the Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of outstanding U.S. Physical Securities) a decrease in the principal amount of the applicable U.S. Global Security in an amount equal to the principal amount of the beneficial interest in such U.S. Global Security to be transferred, and (b) the Issuer shall execute and the Trustee shall authenticate and make available for delivery one or more U.S. Physical Securities of like tenor and amount.
(b)    Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Security to a QIB (excluding transfers to Non-U.S. Persons):
(i)     if the Security to be transferred consists of (x) either Offshore Physical Securities prior to the removal of the Private Placement Legend or U.S. Physical Securities, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Security stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Security stating, or has otherwise advised the Issuer and the Registrar in writing, that it is purchasing the Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A or (y) an interest in the U.S. Global Securities, the transfer of such interest may be effected only through the book entry system maintained by the Depository; and
(ii)     if the proposed transferee is an Agent Member, and the Securities to be transferred consist of U.S. Physical Securities which after transfer are to be evidenced by an interest in a U.S. Global Security, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the applicable U.S. Global Security in an amount equal to the principal amount of the U.S. Physical Securities to be transferred, and the Trustee shall cancel the U.S. Physical Securities so transferred.
(c)    Transfers of Interests in the Permanent Offshore Global Securities or Unlegended Offshore Physical Securities. The following provisions shall apply with respect to any transfer of interests in Permanent Offshore Global Securities or unlegended Offshore Physical Securities. The Registrar shall register the transfer of any such Security without requiring any additional certification.
(d)    Transfers to Non-U.S. Persons at Any Time. The following provisions shall apply with respect to any transfer of a Security to a Non-U.S. Person:
(i)    Prior to the 41st day after the Issue Date, the Registrar shall register any proposed transfer of a Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit D-1 or D-2, as applicable, from the proposed transferor.
(ii)    On and after the 41st day after the Issue Date, the Registrar shall register any proposed transfer to any Non-U.S. Person if the Security to be transferred is a U.S. Physical Security or an interest in U.S. Global Securities, upon receipt of a certificate substantially in the form of Exhibit D-1 or D-2, as applicable, from the proposed transferor.
(iii)    (a) If the proposed transferor is an Agent Member holding a beneficial interest in the U.S. Global Securities, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (ii) and (y) instructions in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the U.S. Global Securities in an amount equal to the principal amount of the beneficial interest in the U.S. Global Securities to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Offshore Global Securities in an amount equal to the principal amount of the U.S. Physical Securities or the U.S. Global Securities, as the case may be, to be transferred, and the Trustee shall cancel the U.S. Physical Security, if any, so transferred or decrease the amount of the U.S. Global Security.
(e)    Private Placement Legend. Upon the registration of transfer, exchange or replacement of Securities not bearing the Private Placement Legend, the Registrar shall make available for delivery

Securities that do not bear the Private Placement Legend. Upon the registration of transfer, exchange or replacement of Securities bearing the Private Placement Legend, the Registrar shall make available for delivery only Securities that bear the Private Placement Legend unless (i) the circumstance contemplated by paragraph (a)(i)(x), (c) or (d)(ii) of this Section 2.16 exists or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.
(f)    General. By its acceptance of any Security bearing the Private Placement Legend, each Holder of such Security acknowledges the restrictions on transfer of such Security set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Security only as provided in this Indenture.
The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16 in accordance with its customary procedures. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.
(a)No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities of a series shall be given or made only to the registered Holders of such series of Securities (which shall be the Depository or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
(b)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depository participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
ARTICLE THREE

REDEMPTION
3.1.    Notices to Trustee.

If the Issuer elects to redeem Securities of any series pursuant to Paragraph 5 of such Securities, the Issuer shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of the applicable Securities of such series to be redeemed. The Issuer shall give any such notice of redemption to the Trustee at least 45 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing).
3.2.    Selection of Securities to Be Redeemed.
In the event that less than all of any series of Securities are to be redeemed at any time, selection of such Securities of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Securities of such series are listed or, if such Securities of such series are not then listed on a national securities exchange, on a pro rata basis; provided, however, that no Securities of a principal amount of $2,000 or less shall be redeemed in part; and provided, further, that if a partial redemption is made with the Net Cash Proceeds of an Asset Sale or an Equity Offering, selection of the Securities or portions thereof for redemption shall be made by the Trustee on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless such method is otherwise prohibited.
3.3.    Notice of Redemption.
If the Issuer shall give notice to the Trustee pursuant to Section 3.1 of an election to redeem Securities of any series, the Trustee shall, upon the written request and in the name and at the expense of the Issuer, at least 30 days but not more than 60 days before the Redemption Date, mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Securities are to be redeemed at its registered address. Each notice of redemption shall identify the Securities to be redeemed and shall state:
(a)    the Redemption Date;
(b)    the Redemption Price and the amount of accrued interest, if any, to be paid;
(c)    the name and address of the Paying Agent;
(d)    that Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption Price, plus accrued interest, if any;
(e)    that, unless the Issuer defaults in making the redemption payment, interest on Securities called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Securities is to receive payment of the Redemption Price, and accrued interest, if any, upon surrender to the Paying Agent of the Securities redeemed;
(f)    if any Security is being redeemed in part, the portion of the principal amount of such Security to be redeemed and that, after the Redemption Date, and upon surrender of such Security, a new Security or Securities in aggregate principal amount equal to the unredeemed portion thereof will be issued;
(g)    if fewer than all the Securities of any series are to be redeemed, the identification of the particular Securities of such series (or portion thereof) to be redeemed, as well as the aggregate principal amount of Securities of such series to be redeemed and the aggregate principal amount of Securities of such series to be outstanding after such partial redemption;
(h)    the Paragraph of the Securities pursuant to which the Securities are to be redeemed; and

(i)    the CUSIP or ISIN number, if any, printed on the Securities being redeemed and a statement that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on such Securities.
The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Security designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Security of such series.
Any redemption of any series of Securities may, at the Issuer’s discretion, be performed by another Person and be subject to one or more conditions precedent. In addition, if any redemption is subject to satisfaction of one or more conditions precedent, the related notice of redemption shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded by the Issuer in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed (which may exceed 60 days from the date of the redemption notice in such case). Such notice of redemption may be so delayed if such conditions precedent have not been met by providing notice to the Holders of the such series of Securities, and any such notice of delay may be given one or more times, provided that the aggregate number of days of such delay or delays may not exceed 60 days beyond the original redemption date; and any such notice of redemption (as extended by any such notice or notices of delay, if applicable) may be rescinded by the Issuer by providing notice to the Holders of such Securities.
3.4.    Effect of Notice of Redemption.
Once notice of redemption is mailed in accordance with Section 3.3, Securities called for redemption become due and payable on the Redemption Date, and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Securities called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record of such Securities at the close of business on the relevant Record Dates.
3.5.    Deposit of Redemption Price.
On or before 11:00 a.m. New York time on the Redemption Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest, if any, of all Securities to be redeemed on that date.
If the Issuer complies with the preceding paragraph, then, unless the Issuer defaults in the payment of such Redemption Price, plus accrued interest, if any, interest on the Securities to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Securities are presented for payment.
3.6.    Securities Redeemed In Part.
Upon surrender of a Security that is to be redeemed in part only, the Trustee shall upon written instruction from the Issuer authenticate for the Holder a new Security or Securities in a principal amount equal to the unredeemed portion of the Security surrendered.

ARTICLE FOUR

COVENANTS
4.1.    Payment of Securities.

The Issuer shall pay the principal of, premium, if any, and interest on the Securities of each series in the manner provided in the Securities of such series. An installment of principal of, premium, if any, or interest on the Securities of such series shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date U.S. Legal Tender designated for and sufficient to pay the installment. If the Issuer or any Subsidiary of the Issuer acts as Paying Agent, an installment of principal, premium, if any, or interest shall be considered paid on the date it is due if the entity acting as Paying Agent complies with the second sentence of Section 2.4. Interest on the Securities of each series will be computed on the basis of a 360-day year comprised of twelve 30-day months. As provided in Section 6.9, upon any bankruptcy or reorganization procedure relative to the Issuer, the Trustee shall serve as Paying Agent, if any, for the Securities of each series.
4.2.    Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, The City of New York, the office or agency required under Section 2.3. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.2.
The Issuer may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby initially designates the Trustee at its address c/o U.S. Bank National Association, U.S. Bank Trust New York, 100 Wall Street, New York, New York, 10005, as such office of the Issuer in accordance with Section 2.3.
4.3.    Limitation on Restricted Payments.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock; (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock; (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Securities or any Guarantee (other than Indebtedness described in clause (7) of the definition of “Permitted Indebtedness”); or (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), unless, at the time of such Restricted Payment or immediately after giving effect thereto:
(a)    no Default or an Event of Default shall have occurred and be continuing;
(b)    the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.4; and
(c)    the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made on or after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall not exceed the sum of:
(i)    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company for the period (treating such period as a single accounting period) commencing on April 1, 2019 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available; plus
(ii)    100% of the aggregate Net Cash Proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (other than the Designated Equity Amount); plus
(iii)    without duplication of any amounts included in clause (c)(ii) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date (other than the Designated Equity Amount); plus
(iv)    the amount by which Indebtedness of the Company or that of any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange after the Issue Date of any Indebtedness of the Company or any Indebtedness of its Restricted Subsidiaries incurred after the Issue Date into or for Qualified Capital Stock of the Company (other than the Designated Equity Amount); plus
(v)    without duplication, the sum of:
(a)the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made after the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;
(b)the net cash proceeds received by the Company or any Restricted Subsidiary of the Company from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and
(c)upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of “Investment”);

provided, however, that the sum of clauses (a), (b) and (c) above shall not exceed the aggregate amount of all such Investments made by the Company or any of its Restricted Subsidiaries in the relevant Person or Unrestricted Subsidiary after the Issue Date; plus
(vi)    $496.7 million.
Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:
(1)    the payment of any dividend or other distribution within 60 days after the date of declaration of such dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;
(2)    the acquisition of any shares of Capital Stock of the Company, either (a) solely in exchange for shares of Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;
(3)    the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Securities or a Guarantee either (a) solely in exchange for shares of Qualified Capital Stock of the Company, or (b) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (i) shares of Qualified Capital Stock of the Company, or (ii) Refinancing Indebtedness;
(4)    if no Default or Event of Default shall have occurred and be continuing, repurchases by the Issuer of Capital Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the Board of Directors of the Company, in an aggregate amount not to exceed $20.0 million in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $30.0 million in any calendar year;
(5)    if no Default or Event of Default shall have occurred and be continuing, other Restricted Payments when taken together with all other Restricted Payments made pursuant to this clause (5) and all Investments outstanding in reliance on clause (13) of the definition of “Permitted Investments”, in an aggregate amount not to exceed the greater of (x) $250.0 million and (y) 50.0% of Consolidated EBITDA of the Company for the most recently ended Four Quarter Period as of the time such Restricted Payment is made;
(6)    repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise; and
(7)    additional Restricted Payments; provided that (x) as of the last day of the most recently ended Four Quarter Period prior to the date of such Restricted Payment, after giving pro forma effect to such Restricted Payment (including the application of the net proceeds therefrom), the Consolidated Net Leverage Ratio at such time does not exceed 3.00:1.00 and (y) after giving pro forma effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

4.4    Limitation on Incurrence of Additional Indebtedness.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume (whether by a Division or otherwise), guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Issuer’s Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0; provided that no Restricted Subsidiary that is not a Guarantor shall incur any Indebtedness pursuant to this clause (a) if the amount of such Indebtedness (other than Acquired Indebtedness), when aggregated with the amount of all other Indebtedness of Restricted Subsidiaries that are not Guarantors incurred under this clause (a) or clause (16) of the definition of “Permitted Indebtedness”, would exceed the greater of (x) $200.0 million and (y) 35.0% of Consolidated EBITDA of the Company for the most recently ended Four Quarter Period as of the time such Indebtedness is incurred.
(b)    The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Securities or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
Notwithstanding anything in this Indenture to the contrary, unless the Company elects otherwise, if, on any date, the Company or any of its Restricted Subsidiaries in connection with any transaction or series of related transactions (A) incurs Indebtedness or issues Disqualified Capital Stock or Preferred Stock as permitted by a ratio-based basket and (B) incurs Indebtedness or issues Disqualified Capital Stock or Preferred Stock under a non-ratio-based basket, then the applicable ratio will be calculated on such date with respect to any incurrence under the applicable ratio-based basket without giving effect to the incurrence under such non-ratio-based basket made in connection with such transaction or series of related transactions.
4.5.    Corporate Existence.
Except as otherwise permitted by Article Five, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the rights (charter and statutory) and material franchises of the Company and each of its Restricted Subsidiaries; provided, however, that neither the Company nor any Restricted Subsidiary shall be required to preserve any such right or franchise or in the case of any Restricted Subsidiary, its existence, if (in each case) the Board of Directors of the Company shall determine that the loss thereof is not, and will not be, adverse in any material respect to the Holders.
4.6.    Payment of Taxes and Other Claims.
The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of its Subsidiaries or upon the income, profits or property of it or any of its Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of its Restricted Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, (i) the applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate provision has been made or (ii) where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.
4.7.    Maintenance of Properties and Insurance.
(a)    The Company shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries, taken as a whole, to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, subject to Section 4.18, that nothing in this Section 4.7 shall prevent the Company or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors of the Company or any such Restricted Subsidiary desirable in the conduct of the business of the Company or any such Restricted Subsidiary, and if such discontinuance or disposal is not adverse in any material respect to the Holders; provided, further, subject to Section 4.18, that nothing in this Section 4.7 shall prevent the Company or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.
(b)    The Company shall maintain, and shall cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are, in the Company’s reasonable judgment, customarily carried by similar businesses of similar size, including property and casualty loss, workers’ compensation and interruption of business insurance.
4.8.    Compliance Certificate; Notice of Default.
(a)    The Company and each Guarantor shall deliver to the Trustee, within 120 days after the close of each fiscal year of the Company, an Officers’ Certificate stating that a review of the activities of each of the Company has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company or the applicable Guarantor during such preceding fiscal year have kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status with particularity. The applicable Officers’ Certificate shall also notify the Trustee should either of the Company or any Guarantor elect to change the manner in which it fixes its fiscal year end.
(b)    The Company shall deliver to the Trustee, in the event that any Officer becomes aware of any Default or Event of Default in the performance of any covenant, agreement or condition contained in this Indenture, an Officers’ Certificate specifying the Default or Event of Default and describing its status with particularity.
4.9.    Compliance with Laws.
The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.
4.10.    Reports to Holders.
Whether or not required by the rules and regulations of the Commission, so long as any Securities of a series are outstanding, the Company shall furnish (to the extent not publicly available on the Commission’s EDGAR system) to the Holders of Securities of such series and securities analysts and prospective investors and post on the Company’s website (in a format that is accessible to Holders of the Securities of such series as well as prospective Holders of the Securities of such series), within the time periods specified in the Commission’s rules and regulations:
(i)all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K under the Exchange Act if the Company were required to file such Forms (but only to the extent similar information is included in the Offering Circular and, for the avoidance of doubt, excluding any guarantor/non-guarantor consolidating footnote), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and
(ii)all current reports that would be required to be filed with the Commission on Form 8-K under the Exchange Act if the Company were required to file such reports.
While the Company remains subject to the periodic reporting requirements of the Exchange Act, the Issuer agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.
If the Company has designated as Unrestricted Subsidiaries any of its Subsidiaries that is a Significant Subsidiary or that, when taken together with all other Unrestricted Subsidiaries, would be a

Significant Subsidiary, then the quarterly and annual financial information required by this Section 4.10 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.
In addition, for so long as any Securities remain outstanding, the Company shall furnish to the Holders of Securities of such series and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
4.11.    Waiver of Stay, Extension or Usury Laws.
The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Guarantor from paying all or any portion of the principal of, premium, if any, and/or interest on the Securities or the Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) each hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
4.12.    Limitations on Transactions with Affiliates.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or consideration in excess of $25.0 million shall be approved by the Board of Directors of the Company or the Board of Directors of such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.
(b)    The restrictions set forth in Section 4.12(a) shall not apply to:
(i)    reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors;
(ii)    transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture;

(iii)    any agreement as in effect or entered into as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;
(iv)    transactions effected as part of a Qualified Receivables Transaction;
(v)    Restricted Payments and Permitted Investments permitted by this Indenture (other than transactions with a Person that is an Affiliate other than as a result of such Investment);
(vi)    the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company in good faith; and
(vii)    transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, any Capital Stock in such Person.
4.13.    Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.
The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distribution on or in respect of its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:
(i)    applicable law, rule, regulation, order, grant or governmental permit;
(ii)    this Indenture;
(iii)    any Credit Agreement;
(iv)    customary non-assignment provisions of any contract, license or lease of any Restricted Subsidiary of the Company;
(v)    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;
(vi)    agreements existing or entered into on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(vii)    purchase money obligations for property acquired in the ordinary course of business or Finance Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(viii)    contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;
(ix)    secured Permitted Indebtedness or secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.4 and 4.16 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(x)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(xi)    customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by the Company or any Restricted Subsidiary;
(xii)    any restriction in any agreement or instrument of a Receivables Entity governing a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity or Receivables and Related Assets;
(xiii)    any agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (i) through (xii) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses; or
(xiv)    any agreement governing Permitted Indebtedness or Indebtedness otherwise permitted to be incurred pursuant to Section 4.4; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in any Credit Agreement or in this Indenture, in each case, as in effect on the Issue Date.
4.14.    [Reserved].
4.15.    Limitation on Issuances of Guarantees by Restricted Subsidiaries.
The Company shall not permit any Restricted Subsidiary of the Company, directly or indirectly, to guarantee any Indebtedness of the Company or any Indebtedness of any Domestic Restricted Subsidiary of the Company, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a senior unsecured Guarantee of payment of the Securities by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee so long as any Securities remain outstanding.
Notwithstanding the foregoing, or Section 4.19, any Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture), (ii) the release or discharge of the guarantee, if any, which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or (iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of this Indenture.
4.16.    Limitation on Liens.
The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless the Securities are equally and ratably secured (or secured on a senior basis to such Lien, if such Lien secures any subordinated Indebtedness), except for the following Liens, which are expressly permitted:
(i)    Liens existing as of the Issue Date (other than Liens referred to in clause (ii) below);
(ii)    (I) Liens securing Indebtedness under the ABL Credit Agreement incurred pursuant to clause (2)(x) of the definition of “Permitted Indebtedness” and (II) Liens securing Indebtedness under the Term Loan Credit Agreement incurred pursuant to clause (2)(y) of the definition of “Permitted Indebtedness”;
(iii)    Liens securing Indebtedness permitted to be incurred pursuant to this Indenture; provided that on the date of the incurrence of such Indebtedness, and after giving pro forma effect thereto and to the application of the proceeds thereof, the Consolidated Net Secured Leverage Ratio would be no greater than 2.0 to 1.0;
(iv)    Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;
(v)    Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens:
(1)    are no less favorable to the Holders of Securities and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and
(2)    do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(vi)    Liens securing Indebtedness of Restricted Subsidiaries of the Company that are not Guarantors so long as such Indebtedness is otherwise permitted under this Indenture;
(vii)    Liens securing the Securities and the Guarantees; and
(viii)    Permitted Liens.
Notwithstanding anything in this Indenture to the contrary, unless the Company elects otherwise, if, on any date, the Company or any of its Restricted Subsidiaries in connection with any transaction or series of related transactions (A) incurs, assumes or permits or suffers to exist any Lien as permitted by a ratio-based basket and (B) incurs, assumes or permits or suffers to exist any Lien under a non-ratio-based basket, then the applicable ratio shall be calculated on such date with respect to any incurrence under the applicable ratio-based basket without giving effect to the incurrence under such non-ratio-based basket made in connection with such transaction or series of related transactions.
4.17.    Change of Control.
(a)    Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (the “Change of Control Offer”), and shall purchase, on a Business Day (the “Change of Control Payment Date”) as described below, all or a portion of the then outstanding Securities of each series at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Change of Control Offer shall remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date. Notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Securities of a series pursuant to this Section 4.17 in the event that the Company has exercised its right to redeem all the Securities of such series under the terms of Article Three of this Indenture and paragraph 5 of the Securities of such series.
(b)    Within 30 days following the date upon which a Change of Control occurs, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Change of Control Offer. Such notice shall state:
(i)    that the Change of Control Offer is being made pursuant to this Section 4.17 and that all Securities tendered and not withdrawn will be accepted for payment;
(ii)    the purchase price (including the amount of accrued interest) and the Change of Control Payment Date, which shall be a Business Day, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, other than as may be required by law;
(iii)    that any Security not tendered will continue to accrue interest;
(iv)    that, unless the Company defaults in making payment therefor, any Security accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v)    that Holders electing to have a Security purchased pursuant to a Change of Control Offer will be required to surrender the Security, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
(vi)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Securities the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Security purchased;
(vii)    that Holders whose Securities of a series are purchased only in part will be issued new Securities of such series in a principal amount equal to the unpurchased portion of the Securities surrendered; and
(viii)    the circumstances and relevant facts regarding such Change of Control.
The Company shall not be required to make a Change of Control Offer upon a Change of Control if any other Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.17 applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer. The provisions of this Section 4.17 and other provisions contained in this Indenture relating to the Company’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of Securities.
On or before the Change of Control Payment Date, the Company shall (i) accept for payment Securities or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Securities so tendered and (iii) deliver to the Trustee Securities so accepted together with an Officers’ Certificate stating the Securities or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price plus accrued interest, if any, and upon written order of the Company the Trustee shall promptly authenticate and mail to such Holders new Securities equal in principal amount to any unpurchased portion of the Securities surrendered. Any Securities not so accepted shall be promptly mailed by the Company to the Holder thereof. For purposes of this Section 4.17, the Trustee shall act as the Paying Agent.
In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Securities of a series accept a Change of Control Offer and the Company purchases all of the Securities of such series held by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior notice, to redeem all of the Securities of such series that remain outstanding following such purchase at a Redemption Price equal to 101% of the principal amount of such Securities, plus accrued interest to the date of purchase.
Any amounts remaining with the Paying Agent after the purchase of Securities pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Section 4.17, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.17 by virtue thereof.
4.18.    Limitation on Asset Sales.
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(i)    the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s senior management or, in the case of an Asset Sale in excess of $50.0 million, the Board of Directors of the Company);
(ii)    with respect to any Asset Sale in excess of $50.0 million, at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:
(a)    cash or Cash Equivalents,
(b)    properties and assets to be owned by the Company or any of its Restricted Subsidiaries and used in a Permitted Business,
(c)    Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company, or
(d)    any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this subclause (d) that is at that time outstanding, not in excess of the greater of (x) $150.0 million and (y) 35.0% of Consolidated EBITDA of the Company for the most recently ended Four Quarter Period at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, and, in each case, such consideration is received at the time of such disposition; provided that the amount of
(1)    any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Securities) that are assumed by the transferee of any such assets, and

(2)    any securities received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after such Asset Sale (to the extent of the cash or Cash Equivalents actually so converted), shall be deemed to be cash for the purposes of this provision only; and
(iii)     upon the consummation of such Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 450 days (or, if later, 180 days after the date the Company or a Restricted Subsidiary has entered into a binding commitment to reinvest the proceeds of any such Asset Sale prior to the expiration of such 450 day period) of receipt thereof to (A) make an Investment (i) in properties and assets that replace the properties and assets that were the subject of such Asset Sale or (ii) in properties and assets that will be used by the Issuer or a Restricted Subsidiary in a Permitted Business (clauses (i) and (ii) collectively referred to as “Replacement Assets”), (B) repay Indebtedness of the Issuer and the Restricted Subsidiaries under any Credit Agreement (and, to the extent such Indebtedness under any Credit Agreement is comprised of a revolving credit facility or arrangement, simultaneously effect a permanent reduction of commitments thereunder in an amount equal to such repayment) or (C) a combination of (A) and (B) of this clause (iii).
On the 451st day (or, if later, the 181st day after the date the Company or a Restricted Subsidiary has entered into a binding commitment to reinvest the proceeds of any such Asset Sale prior to such 451st day) after such Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii) of the immediately preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase from the Holders of the Securities on a pro rata basis as between each series of Securities, and, if required by the terms of any Other Pari Passu Obligations, from the holders of such Other Pari Passu Obligations (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis, an amount of Securities and Other Pari Passu Obligations equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Securities and Other Pari Passu Obligations to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.
If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with such Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.18.
The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50.0 million (the “Net Proceeds Trigger”) resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to the second preceding paragraph of this Section 4.18).

Notice of each Net Proceeds Offer pursuant to this Section 4.18 shall be mailed or caused to be mailed, by first class mail, by the Company within 25 days following the applicable Net Proceeds Offer Trigger Date to all Holders at their last registered addresses, with a copy to the Trustee. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. The notice shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Net Proceeds Offer and shall state the following terms:
(1)that Holders may elect to have their Securities purchased by the Company either in whole or in part (subject to proration as hereinafter described in the event the Net Proceeds Offer is oversubscribed) in denominations of $2,000 or in integral multiples of $1,000 of principal amount, at the applicable purchase price;
(2)that the Net Proceeds Offer is being made pursuant to this Section 4.18 and that all Securities tendered will be accepted for payment; provided, however, that if the principal amount of Securities or Other Pari Passu Obligations tendered in the Net Proceeds Offer exceeds the aggregate amount of the Net Proceeds Offer Amount, the Company shall select the Securities or Other Pari Passu Obligations to be purchased on a pro rata basis (based on amounts tendered);
(3)the purchase price (including the amount of accrued interest, if any) and the Net Proceeds Offer Payment Date (which shall be no earlier than 30 days nor later than 60 days from the Net Proceeds Offer Trigger Date, other than as may be required by applicable law);
(4)that any Security not tendered will continue to accrue interest;
(5)that, unless the Company defaults in making payment therefor, any Security accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date;
(6)that Holders electing to have a Security purchased pursuant to the Net Proceeds Offer will be required to surrender the Security, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Net Proceeds Offer Payment Date;
(7)that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Net Proceeds Offer Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security, the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Security purchased; and
(8)that Holders whose Securities of a series are purchased only in part will be issued new Securities of such series in a principal amount at maturity equal to the unpurchased portion of the Securities surrendered.
On or before the Net Proceeds Offer Payment Date, the Company shall (i) accept for payment Securities or portions thereof tendered pursuant to the Net Proceeds Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price, plus accrued interest, if any, of all Securities to be purchased and (iii) deliver to the Trustee Securities so accepted together with an Officers’ Certificate stating the Securities or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price, plus accrued interest, if any, thereon, set forth in the notice of such Net Proceeds Offer. Any Security not so accepted shall be promptly mailed by the Company to the Holder thereof. For purposes of this Section 4.18, the Trustee shall act as the Paying Agent.
Any amounts remaining after the purchase of Securities pursuant to a Net Proceeds Offer shall be returned by the Trustee to the Company. To the extent that the aggregate amount of the Securities and Other Pari Passu Obligations tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by this Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.18, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.18 by virtue thereof. The provisions of this Section 4.18 and other provisions contained in this Indenture relating to the Company’s obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the applicable series of Securities.
4.19.    Future Guarantors.
(a)    If the Company organizes or acquires any Domestic Restricted Subsidiary after the Issue Date having total assets with a book value in excess of $1.0 million (each a “New Domestic Restricted Subsidiary”), the Company shall:  (i) execute and deliver to the Trustee one or more supplemental indentures in form reasonably satisfactory to the Trustee pursuant to which each such New Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under each series of Securities and this Indenture and (ii) deliver to the Trustee an Opinion of Counsel and Officers’ Certificate, each stating that each such supplemental indenture (a) has been duly authorized, executed and delivered by such New Domestic Restricted Subsidiary, (b) constitutes a legal, valid, binding and enforceable obligation of such New Domestic Restricted Subsidiary and (c) complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied; and (iii) cause each New Domestic Restricted Subsidiary to promptly execute and deliver to the Trustee one or more Guarantees or joinders thereto.
(b)    After the execution of a supplemental indenture pursuant to clause (a) of this Section 4.19, each such New Domestic Restricted Subsidiary party thereto shall be a Guarantor for all purposes of this Indenture. Each New Domestic Restricted Subsidiary created or acquired in connection with the Acquisition shall become a Guarantor under this Indenture on the date the Acquisition is consummated and the Company shall deliver or cause to be delivered to the Trustee on such date each document required by Section 4.19(a) above.
4.20.    Suspension of Covenants.
If on any date following the Issue Date, (i) the Securities of a series have Investment Grade Ratings from at least two Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on such day and continuing at all times thereafter until the Reversion Date, as defined below (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants in Sections 4.3, 4.4, 4.12, 4.13, 4.18, 4.19 and 5.1(a)(ii) of this Indenture (collectively, the “Suspended Covenants”) will not be applicable to such series of the Securities.
In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants with respect to Securities of a series for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Securities of such series below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to such series of Securities with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period”.
On each Reversion Date, all Indebtedness incurred during the Suspension Period will be classified, with respect to the applicable series of Securities, as having been incurred pursuant to clause (3) of the definition of Permitted Indebtedness. Calculations made after the Reversion Date of the amount available to be made, with respect to the applicable series of Securities, as Restricted Payments under Section 4.3 will be made as though the covenant described under Section 4.3 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period, with respect to the applicable series of Securities, will reduce the amount available to be made as Restricted Payments under the first paragraph of Section 4.3. As described above, however, no Default or Event of Default, with respect to the applicable series of Securities, will be deemed to have occurred on the Reversion Date as a result of any action or inaction taken or not taken by the Issuer or the Restricted Subsidiaries during the Suspension Period, that would have, if the Suspended Covenants were not suspended, resulted in a breach of, or default under, any of the Suspended Covenants. Additionally, for purposes of Section 4.18, the Net Proceeds Trigger, with respect to the applicable series of Securities, will be reset to zero on the Reversion Date.
During a Suspension Period, the Issuer may not, with respect to the applicable series of Securities, designate any of its Subsidiaries as Unrestricted Subsidiaries.
ARTICLE FIVE
SUCCESSOR CORPORATION
5.1.    Merger, Consolidation and Sale of Assets.
(a)    The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or consummate a Division as the Dividing Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:
(i)    either (A) the Company shall be the surviving or continuing corporation, partnership, trust or limited liability company or (B) the Person (if other than the Company) formed by such consolidation or Division or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)    shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and
(y)    shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Securities and the performance of every covenant of the Securities and this Indenture on the part of the Company to be performed or observed;
(ii)    immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (a)(i)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.4;
(iii)    immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (a)(i)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and
(iv)    the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, Division or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.
Notwithstanding the foregoing, (1) the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted and (2) the merger of any Restricted Subsidiary of the Company into the Company or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of the Company to the Company shall be permitted so long as the Company delivers to the Trustee an Officers’ Certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (iii) of this Section 5.1(a).
(b)    For purposes of Section 5.1(a), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
(c)    As an additional condition to each transaction described in Section 5.1(a) above, the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable, subject to customary qualifications.

(d)    Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.18) shall not, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person, or consummate a Division as the Dividing Person, other than the Company or any other Guarantor unless:
(i)    the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance, Division or other disposition shall have been made is a corporation organized and validly existing under the laws of the United States, any State thereof, the District of Columbia thereof or the jurisdiction in which such Guarantor is organized;
(ii)    such Person expressly assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;
(iii)    immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and
(iv)    immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of Section 5.1(a).
Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (iv) of Section 5.1(a).
5.2.    Successor Corporation Substituted.
Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.1 in which the Company or any Guarantor, as applicable, is not the continuing corporation, the successor Person formed by such consolidation or into which the Company or such Guarantor is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under this Indenture and the Securities or any Guarantee, as applicable, with the same effect as if such Surviving Entity had been named as such.
ARTICLE SIX
DEFAULT AND REMEDIES
6.1.    Events of Default.
Each of the following shall be an “Event of Default” with respect to the Securities of a series:
(i)    the failure to pay interest on any Securities of such series when the same becomes due and payable and the default continues for a period of 30 days;
(ii)    the failure to pay the principal on any Securities of such series, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Securities of such series tendered pursuant to a Change of Control Offer or a Net Proceeds Offer;
(iii)    a default by the Company or any of its Restricted Subsidiary of the Company in the observance or performance of any other covenant or agreement contained in this Indenture, which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or from the Holders of at least 25% of the outstanding principal amount of the Securities of such series;
(iv)    the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or the Indebtedness of any Restricted Subsidiaries of the Company, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, exceeds $50.0 million at any time;
(v)    one or more judgments in an aggregate amount in excess of $50.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgments become final and non-appealable;
(vi)    the Company or any of its Significant Subsidiaries (A) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (C) consents to the appointment of a custodian of it or for substantially all of its property, (D) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (E) makes a general assignment for the benefit of its creditors or (F) takes any corporate action to authorize or effect any of the foregoing;
(v)    a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any of its Significant Subsidiaries, (B) appoint a Custodian of the Company or any of its Significant Subsidiaries or for substantially all of any of its property or (C) order the winding up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
(vi)    any Guarantee of the Securities of such series made by a Significant Subsidiary ceases to be in full force and effect or any Guarantee of the Securities of such series made by a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of the Securities of such series made by a Significant Subsidiary is found to be invalid or any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).
If, pursuant to clause (iii) above, the Holders of at least 25% of the then outstanding principal amount of Securities of such series notify the Company as specified in such clause, such Holders shall similarly notify the Trustee. Any notice given pursuant to clause (iii) above or the immediately preceding sentence shall be given by registered or certified mail, return receipt requested.
6.2.    Acceleration.
If an Event of Default with respect to a series of Securities (other than an Event of Default specified in clause (vi) or (vii) of Section 6.1 above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Securities of such series may declare the principal of, premium, if any, and accrued interest on all the Securities of such series to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. If an Event of Default with respect to a series of Securities specified in clause (vi) or (vii) of Section 6.1 above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Securities of such series shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of such series of Securities.
At any time after a declaration of acceleration with respect to the Securities of a series as described in the preceding paragraph, the Holders of a majority in principal amount of the Securities of such series may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default with respect to such series of Securities have been cured or waived except non-payment of principal, premium, if any, or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium if any, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances, and any other amounts due to the Trustee under Section 7.7 and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) or (vii) of Section 6.1, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereon.
6.3.    Other Remedies.
If an Event of Default with respect to a series of Securities occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Securities of such series or to enforce the performance of any provision of the Securities of such series or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Securities of such series or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder of such series in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

6.4.    Waiver of Past Defaults.
Subject to Sections 2.9, 6.2, 6.7 and 9.2, the Holders of not less than a majority in principal amount of the outstanding Securities of a series by notice to the Trustee may waive an existing Default or Event of Default with respect to such series of Securities and its consequences, except a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Security of such series as specified in clauses (i) and (ii) of Section 6.1. The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders of such series of Securities have consented to such waiver and attaching copies of such consents. When a Default or Event of Default is waived with respect to a series of Securities, it is cured and ceases with respect to such series of Securities.
6.5.    Control by Majority.
The Holders of not less than a majority in principal amount of the outstanding Securities of such series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to Section 7.1, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Securityholder of such series, or that may involve the Trustee in personal liability.
6.6.    Limitation on Suits.
A Securityholder of a series of Securities may not pursue any remedy with respect to this Indenture or the Securities of such series unless:
(i)    the Holder gives to the Trustee written notice of a continuing Event of Default;
(ii)    the Holder or Holders of at least 25% in principal amount of the outstanding Securities of such series make a written request to the Trustee to pursue the remedy;
(iii)    such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;
(iv)    the Trustee does not comply with the request within 45 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
(v)    during such 45-day period the Holder or Holders of a majority in principal amount of the outstanding Securities of such series do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request.
A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over such other Securityholder.
6.7.    Rights of Holders to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of Securities of a series to receive payment of principal of, premium, if any, and interest on a Security of such series, on or after the respective due dates expressed in such Security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.
6.8.    Collection Suit by Trustee.
If an Event of Default in payment of principal, premium, if any, or interest specified in clause (i) or (ii) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Securities of such series for the whole amount of principal, premium, if any, and accrued interest and fees remaining unpaid, together with interest on overdue principal and premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Securities of such series and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.7.
6.9.    Trustee May File Proofs of Claim.
The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.7) and the Securityholders allowed in any judicial proceedings relating to the Issuer, their creditors or their property and shall be entitled and empowered to participate as a member, voting or otherwise, of any official committee appointed for such matter, to collect and receive any monies or other securities or property payable or deliverable upon the conversion or exchange of the Securities or upon any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Securityholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Securityholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.7. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Securityholder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Securityholder in any such proceeding.
6.10.    Priorities.
If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:
First: to the Trustee for amounts due under Section 7.7;
Second: to Holders for interest accrued on the Securities of the applicable series, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities of such series for interest;
Third: to Holders for principal amounts and premium, if any, due and unpaid on the Securities of the applicable series, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities of such series for principal; and

Fourth: to the Issuer or to the Guarantors as their respective interests may appear.
The Trustee, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Securityholders pursuant to this Section 6.10.
6.11.    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Securities of the applicable series.
6.12.    Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Issuer, Trustee and the Holders shall continue as though no such proceeding had been instituted.
6.13.    Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Securities in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
ARTICLE SEVEN

TRUSTEE

7.1.    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing and known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    The Trustee need perform only those duties as are specifically set forth herein and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(ii)    In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(c)    Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)    This paragraph does not limit the effect of paragraph (b) of this Section 7.1.

(ii)    The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)    The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e)    Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

7.2.    Rights of Trustee.

Subject to Section 7.1:
(a)    The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 11.5. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.
(e)    The Trustee may consult with counsel and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.
(g)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records and premises of the Issuer, personally or by agent or attorney.
(h)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(i)    The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.
(j)    The Trustee shall not be charged with knowledge of any Default or Event of Default, of the identity of any Restricted Subsidiary or the existence of any Change of Control or Asset Sale unless either (i) a Responsible Officer shall have actual knowledge thereof or (ii) the Trustee shall have received written notice thereof from either of the Issuer or any Holder.
(k)    Delivery of reports, information and documents to the Trustee under Section 4.10 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants hereunder.

7.3.    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Issuer, its Subsidiaries (including any Guarantors) or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
7.4.    Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Guarantee or the Securities, it shall not be accountable for the Issuer’s use of the proceeds from the Securities, and it shall not be responsible for any statement of the Issuer in this Indenture or any document issued in connection with the sale of Securities or any statement in the Securities other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.
7.5.    Notice of Default.

If a Default or an Event of Default with respect to a series of Securities occurs and is continuing and the Trustee receives actual notice of such Default or Event of Default, the Trustee shall mail to each Securityholder of such series notice of the uncured Default or Event of Default within 60 days after such Default or Event of Default occurs. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Security, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Net Proceeds Offer Payment Date pursuant to a Net Proceeds Offer, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Securityholders.
7.6.    [Reserved].
7.7.    Compensation and Indemnity.
The Issuer and the Guarantors shall pay to the Trustee, from time to time, reasonable compensation for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence, bad faith or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.
The Issuer and the Guarantors shall indemnify the Trustee and its agents, employees, officers, stockholders and directors for, and hold them harmless against, any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the cost and expense of enforcing this Indenture and the Securities against the Issuer and the Guarantors (including this Section 7.7) including the reasonable costs and expenses of defending themselves against or investigating any claim (whether asserted by the

Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder. The Trustee shall notify the Issuer and the Guarantors promptly of any claim asserted against the Trustee or any of its agents, employees, officers, stockholders and directors for which it may seek indemnity, provided that any failure to so notify the Issuer and the Guarantors shall not relieve the Issuer and the Guarantors of their indemnity obligations hereunder. The Issuer and the Guarantors may, subject to the approval of the Trustee, defend the claim and the Trustee shall cooperate in the defense. The Trustee and its agents, employees, officers, stockholders and directors subject to the claim may have separate counsel and the Issuer and the Guarantors shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer and the Guarantors will not be required to pay such fees and expenses if, subject to the approval of the Trustee, it assumes the Trustee’s defense and there is no conflict of interest between the Issuer and the Guarantors and the Trustee and its agents, employees, officers, stockholders and directors subject to the claim in connection with such defense as reasonably determined by the Trustee. The Issuer and the Guarantors need not pay for any settlement made without their written consent, which consent will not be unreasonably withheld, delayed or conditioned. The Issuer and the Guarantors need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence, bad faith or willful misconduct.
To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Securities against all money or property held or collected by the Trustee, in its capacity as Trustee, except assets or money held in trust to pay principal of, premium, if any, or interest on particular Securities.
When the Trustee incurs expenses or renders services after an Event of Default specified in clause (vi) or (vii) of Section 6.1 occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.
Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.
7.8.    Replacement of Trustee.
The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the outstanding Securities of the applicable series may remove the Trustee by so notifying the Issuer and the Trustee and may appoint a successor Trustee. The Issuer may remove the Trustee if:
(i)    the Trustee fails to comply with Section 7.10;
(ii)    the Trustee is adjudged bankrupt or insolvent;
(iii)    a receiver or other public officer takes charge of the Trustee or its property; or
(iv)    the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the

Securities of the applicable series may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.7, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.7, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Securityholder of the applicable series.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Securities of the applicable series may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.10, any Securityholder of the applicable series of Securities may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s and the Guarantors’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.
7.9.    Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article Seven.
7.10.    Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of TIA §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of the bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met. The provisions of TIA § 310 shall apply to the Issuer and any other obligor of the Securities.
7.11.    Preferential Collection of Claims Against the Issuer.

The Trustee, in its capacity as Trustee hereunder, shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

8.1.    Termination of the Issuer’s Obligations.

The Issuer may terminate its obligations under the Securities of a series and this Indenture with respect to such series of Securities, except those obligations referred to in the penultimate paragraph of this Section 8.1, if all Securities of such series previously authenticated and delivered (other than destroyed, lost or stolen Securities which have been replaced or paid or Securities for whose payment U.S. Legal Tender has theretofore been deposited with the Trustee or the Paying Agent in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer, as provided in Section 8.5) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by them hereunder, or if:
(i)    either (x) all Securities of such series have become due and payable hereunder or (y) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the name, and at the expense, of the Issuer, in accordance with the provisions hereof;

(ii)    the Issuer shall have irrevocably deposited or caused to be deposited with the Trustee or a trustee satisfactory to the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders of such series of Securities of that purpose, U.S. Legal Tender in such amount as is sufficient without consideration of reinvestment of such interest, to pay principal of, premium, if any, and interest on such outstanding Securities to maturity or redemption; provided that the Trustee shall have been irrevocably instructed to apply such U.S. Legal Tender to the payment of said principal, premium, if any, and interest with respect to such Securities;

(iii)    no Default or Event of Default with respect to such series of Securities shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Securities of such series pursuant to this Article Eight concurrently with such incurrence) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument or agreement to which the Issuer is a party or by which the Issuer is bound;

(iv)    the Issuer shall have paid all other sums payable by it hereunder with respect to such series of Securities; and

(v)    the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent providing for or relating to the termination of the Issuer’s obligations under the Securities of such series and this Indenture with respect to such series of Securities have been complied with.
Subject to the next sentence and notwithstanding the foregoing paragraph, the Issuer’s obligations in Sections 2.5, 2.6, 2.7, 2.8, 4.1, 4.2, 7.7, 8.5 and 8.6 with respect to such series of Securities shall survive until such series of Securities are no longer outstanding pursuant to the last paragraph of

Section 2.8. After such series of Securities are no longer outstanding, the Issuer’s obligations in Sections 7.7, 8.5 and 8.6 with respect to such series of Securities shall survive.
After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under such series of Securities and this Indenture with respect to such series of Securities except for those surviving obligations specified above.
8.2.    Legal Defeasance and Covenant Defeasance.
(a)    The Issuer may, at its option by Board Resolutions of the Board of Directors of the Issuer, at any time, elect to have either paragraph (b) or (c) below applied to all outstanding Securities of a series upon compliance with the conditions set forth in Section 8.3.
(b)    Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Issuer and any Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.3, be deemed to have been discharged from their respective obligations with respect to all outstanding Securities of such series and the corresponding Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Securities of such series, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.4 and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Securities and this Indenture with respect to such series of Securities (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Securities of such series to receive solely from the trust fund described in Section 8.4, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Securities of such series when such payments are due, (ii) the Company’s obligations with respect to such Securities under Article Two and Section 4.2, (iii) the rights, powers, trust, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (iv) this Article Eight. Subject to compliance with this Article Eight, the Issuer may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.
(c)    Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuer and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.3, be released from their obligations with respect to such series of Securities, if any, under the covenants contained in Sections 4.3 and 4.4 and Sections 4.12 through 4.19 and Article Five with respect to the outstanding Securities and the corresponding Guarantees on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Securities of such series shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders of such series of Securities (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Securities shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Securities of such series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(iii) with respect to such series of Securities, but, except as specified above, the remainder of this Indenture with respect to such series of Securities and such Securities shall be unaffected thereby. In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.3 hereof, Sections 6.1(iii), 6.1(iv), 6.1(v) and 6.1(viii) shall not constitute Events of Default with respect to such series of Securities.
8.3.    Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2(b) or 8.2(c) to the outstanding Securities of a series:
In order to exercise either Legal Defeasance or Covenant Defeasance:
(i)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(ii)    in the case of an election under Section 8.2(b), the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)    in the case of an election under Section 8.2(c), the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Sections 6.1(vi) and 6.1(vii) hereof are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(v)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture, any Credit Agreement or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(vi)    the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;
(vii)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent hereunder provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and
(viii)    the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company occurs between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law.
Notwithstanding the foregoing, the Opinion of Counsel required by clause (ii) above of this Section 8.3 is not required if all Securities of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the Maturity Date within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name, and at the expense, of the Company.
8.4.    Application of Trust Money.
The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Securities of the applicable series.
The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Obligations deposited pursuant to Section 8.3 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Securities of the applicable series.
Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.3 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
8.5.    Repayment to the Issuer.
The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.
8.6.    Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Securities of the applicable series shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with this Article Eight; provided that if the Issuer has made any payment of interest on, premium, if any, or principal of any Securities of the applicable series because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Securities to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE NINE
AMENDMENTS, SUPPLEMENTS AND WAIVERS
9.1.    Without Consent of Holders.
The Issuer, any Guarantor or the Trustee, together, may amend or supplement this Indenture with respect to the applicable series of Securities, the Securities of any series or any Guarantee of any series of Securities without notice to or consent of any Securityholder of such series:
(i)    to cure any ambiguity, defect or inconsistency, so long as such change does not, in the good faith determination of the Board of Directors of the Company, adversely affect the rights of any of the Holders of such series in any material respect. In formulating its determination on such matters, the Board of Directors of the Company will be entitled to rely on such evidence as it deems appropriate;
(ii)    to evidence the succession in accordance with Article Five of another Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company or such Guarantor herein and in the Securities of such series;
(iii)    to provide for uncertificated Securities in addition to or in place of certificated Securities;
(iv)    to make any other change that would provide additional benefit or rights to the Securityholders of such series or that does not adversely affect the rights of any Securityholders of such series hereunder;
(v)    to comply with any requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; or
(vi)    to add or release any Guarantor pursuant to the terms of this Indenture;

provided that the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.1. In addition, without the consent of the Holders of the Securities of such series, the Company, the Guarantors and the Trustee may amend this Indenture to conform it to the “Description of the Notes” contained in the Offering Circular. In making its determination, the Issuer’s Board of Directors may rely on such evidence as it deems appropriate.
9.2.    With Consent of Holders.
Subject to Section 6.7, the Issuer, the Guarantors and the Trustee, together with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Securities of such series, may amend or supplement this Indenture with respect to the applicable series of Securities, the Securities of such series or the Guarantees of such series of Securities without notice to any other Securityholders of such series. Subject to Section 6.7, the Holder or Holders of a majority in aggregate principal amount of the outstanding Securities of a series may waive compliance by the Issuer or any Guarantor with any provision of this Indenture with respect to the such series of Securities, the Securities of such series or any Guarantee of such series of Securities without notice to any other Securityholder.
Without the consent of each Securityholder affected in respect of such series of Securities, however, no amendment, supplement or waiver, including a waiver pursuant to (and to the extent provided in) Section 6.4, may:
(i)    reduce the amount of Securities of such series whose Holders must consent to an amendment, supplement or waiver;
(ii)    reduce the rate of or change or have the effect of changing the time for payment of interest, including default interest, on any Security of such series;
(iii)    reduce the principal of or change or have the effect of changing the fixed maturity of any Security of such series, or change the date on which any Securities of such series may be subject to redemption or reduce the Redemption Price therefor;
(iv)    make any Securities of such series payable in money other than that stated in the Securities of such series;
(v)    make any change in provisions of this Indenture protecting the right of each Holder of the Securities of such series to receive payment of principal of, premium, if any, and interest on such Security on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the Securities of such series to waive Defaults or Events of Default;
(vi)    modify or change any provision of this Indenture or the related definitions affecting the ranking of the Securities of such series or any Guarantee thereof, in a manner which adversely affects the Holders of the Securities of such series;
(vii)    amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in respect of the Securities of such series in the event of a Change of Control which has occurred or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;
(viii)    make any changes in Sections 6.4, 6.7 or this Section 9.2; or
(ix)    release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee of the Securities of such series or this Indenture other than in accordance with the terms of this Indenture.
It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Issuer shall mail to the Holders of such series of Securities affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.
9.3.    [Reserved].
9.4.    Revocation and Effect of Consents.
Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent is not made on any Security. However, any such Holder or subsequent Holder may revoke the consent as to his Security or portion of his Security by notice to the Trustee or the Issuer received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Securities have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.
The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.
After an amendment, supplement or waiver becomes effective, it shall bind every Securityholder of such series of Securities, unless it makes a change described in any of clauses (i) through (vii) of Section 9.2, in which case, the amendment, supplement or waiver shall bind only each Holder of a Security who has consented to it and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the consenting Holder’s Security; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Security, on or after the respective due dates expressed in such Security, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

9.5.    Notation on or Exchange of Securities.
If an amendment, supplement or waiver changes the terms of a Security, the Issuer may require the Holder of the Security to deliver it to the Trustee. The Issuer shall provide the Trustee with an appropriate notation on the Security about the changed terms and cause the Trustee to return it to the Holder at the Issuer’s expense. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or issue a new Security shall not affect the validity and effect of such amendment, supplement or waiver.
9.6.    Trustee to Sign Amendments, etc.
The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each complying with Sections 11.4 and 11.5 and stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligations of the Issuer enforceable in accordance with its terms. Such Opinion of Counsel shall be at the expense of the Issuer.
ARTICLE TEN
GUARANTEE OF SECURITIES
10.1    Unconditional Guarantee.
Subject to the provisions of this Article Ten, each of the Guarantors, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, shall hereby, jointly and severally, unconditionally and irrevocably guarantee, on a senior unsecured basis (such guarantees to be referred to herein as the “Guarantees”) to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Issuer or any other Guarantors to the Holders or the Trustee hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Securities shall be duly and punctually paid in full when due, whether at maturity, upon redemption at the option of Holders pursuant to the provisions of the Securities relating thereto, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Securities and all other obligations of the Issuer or the Guarantors to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.7 hereof) and all other obligations shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under this Indenture or under the Securities, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under this Indenture in respect of a series of Securities or under an applicable series of Securities shall constitute an event of default under the Guarantees in respect of such Securities, and shall entitle the Holders of such Securities to accelerate the obligations of the Guarantors in respect of such Securities hereunder in the same manner and to the same extent as the obligations of the Issuer.
Each of the Guarantors, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, shall hereby agree that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Guarantee is affixed to any particular Security, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, shall hereby waive the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities, this Indenture and the Guarantees. Each Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to such Issuer or such Guarantor, any amount paid by such Issuer or such Guarantor to the Trustee or such Holder, each Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, shall hereby further agree that, as between it, on the one hand, and the Holders of Securities and the Trustee, on the other hand, (a) subject to this Article Ten, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of the Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantees.
No Affiliate, stockholder, officer, director, limited liability company member or employee, past, present or future, of any Guarantor, as such, shall have any personal liability under such Guarantor’s Guarantee by reason of his, her or its status as such Affiliate, stockholder, officer, director, limited liability company member or employee.
10.2.    Limitations on Guarantees.
The obligations of any Guarantor under its Guarantee shall be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.
10.3.    Execution and Delivery of Guarantee.
To further evidence the Guarantees set forth in Section 10.1, each Guarantor, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, hereby agrees that a notation of its Guarantee, substantially in the form of Exhibit E hereto, shall be endorsed on each Security authenticated and delivered by the Trustee. The Guarantee of any Guarantor shall be executed on behalf of such Guarantor by either manual or facsimile signature of one Officer of such Guarantor, who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Security.
Each of the Guarantors, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, hereby agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Guarantee.
If an Officer of a Guarantor whose signature is on this Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Security on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Security shall nevertheless be valid.
The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of each Guarantor.
10.4.    Release of a Guarantor.
(a)    If no Default or Event of Default with respect to the applicable series of Securities exists or would exist under this Indenture, upon the sale or disposition of all of the Capital Stock of a Guarantor by the Company or any Restricted Subsidiary of the Company, in a transaction or series of related transactions that either (i) does not constitute an Asset Sale or (ii) constitutes an Asset Sale and such Asset Sale is not in violation of Section 4.18, or upon the consolidation or merger of a Guarantor with or into any Person in compliance with Article Five (in each case, other than to the Company or an Affiliate of the Company), or if any Guarantor is dissolved or liquidated in accordance with this Indenture, such Guarantor’s Guarantee will be automatically discharged and such Guarantor shall be released from all obligations under this Article Ten with respect to such series of Securities without any further action required on the part of the Trustee or any Holder. Any Guarantor not so released or the entity surviving such Guarantor, as applicable, shall remain or be liable under its Guarantee as provided in this Article Ten.
(b)    In addition, each such Guarantee will be automatically discharged and the Guarantor party thereto shall be released from all obligations under this Article Ten without any further action on the part of the Trustee or any Holder upon (i) the release or discharge of the guarantee which resulted in the creation of such Guarantee under such Section 4.15, except a discharge or release by or as a result of payment under such Guarantee or (ii) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture. Any Guarantor not so released or the entity surviving such Guarantor, as applicable, shall remain or be liable under its Guarantee as provided in this Article Ten.
(c)    The Trustee shall deliver an appropriate instrument evidencing the release of a Guarantor upon receipt of a request by the Issuer or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 10.4; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Company.

The Trustee shall execute any documents reasonably requested by the Issuer or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Guarantee endorsed on the Securities and under this Article Ten.
Except as set forth in Articles Four and Five and this Section 10.4, nothing contained in this Indenture or in any of the Securities shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.
10.5.    Waiver of Subrogation.
Until this Indenture is discharged and all of the Securities are discharged and paid in full, each Guarantor, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, shall hereby irrevocably waive and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Issuer’s obligations under the Securities or this Indenture and such Guarantor’s obligations under its Guarantee and this Indenture, in any such instance, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Securities under the Securities, this Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.5 is knowingly made in contemplation of such benefits.
10.6.    Immediate Payment.
Each Guarantor, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, shall hereby agree to make immediate payment to the Trustee, on behalf of the Holders or itself, of all Obligations due and owing or payable to the respective Holders or the Trustee upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.
10.7.    No Setoff.
Each payment to be made by a Guarantor hereunder in respect of the Obligations shall be payable in the currency or currencies in which such Obligations are denominated, and shall be made without setoff, counterclaim, reduction or diminution of any kind or nature.

10.8    Obligations Absolute.
The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.
10.9.    Obligations Continuing.
The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all the obligations have been paid and satisfied in full. Upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, each Guarantor shall hereby agree with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of its continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder and under its Guarantee.
10.10    Obligations Not Reduced.
The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Securities or this Indenture.
10.11    Obligations Reinstated.
The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Issuer is stayed upon the insolvency, bankruptcy, liquidation or reorganization of such Issuer, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.
10.12.    Obligations Not Affected.
The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(i)    any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting such Issuer or any other Person;
(ii)    any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Issuer or any other Person under this Indenture, the Securities or any other document or instrument;
(iii)    any failure of the Issuer, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture or the Securities, or to give notice thereof to a Guarantor;
(iv)    the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;
(v)    the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;
(vi)    any change in the time, manner or place of payment of, or in any other term of, any of the Securities, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Securities or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Securities;
(vii)    any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or a Guarantor;
(viii)    any merger or amalgamation of the Issuer or a Guarantor with any Person or Persons;
(ix)    the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of a Guarantor under its Guarantee; and
(x)    any other circumstance, including release of a Guarantor pursuant to Section 10.4 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Securities or of another Guarantor in respect of its Guarantee hereunder;
provided that the provisions of this Section 10.12 are not intended to affect in any way any release of a Guarantor in accordance with the provisions of Section 10.4.
10.13.    Waiver.
Without in any way limiting the provisions of Section 10.1 hereof, each Guarantor, upon the execution and delivery of a Guarantee pursuant to Section 4.15 or 4.19, shall hereby waive notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or nonpayment of any of the Obligations, or other notice or formalities to the Issuer or any Guarantor of any kind whatsoever.
10.14.    No Obligation to Take Action Against the Issuer.
Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Obligations or against the Issuer or any other Person or any property of such Issuer or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantees or under this Indenture.
10.15    Dealing with the Issuer and Others.
The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor and without the consent of or notice to any Guarantor, may
(i)    grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;
(ii)    take or abstain from taking security or collateral from the Issuer or from perfecting security or collateral of the Issuer;
(iii)    release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Indenture or the Securities;
(iv)    accept compromises or arrangements from the Issuer;
(v)    apply all monies at any time received from the Issuer or from any security upon such part of the Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and
(vi)    otherwise deal with, or waive or modify their right to deal with, the Issuer and all other Persons and any security as the Holders or the Trustee may see fit.
10.16.    Default and Enforcement.
If any Guarantor fails to pay in accordance with Section 10.6 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

10.17    Amendment, etc.
No amendment, modification or waiver of any provision of this Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.
10.18    Acknowledgment.
Each Guarantor, upon the execution and delivery of this Indenture or a Guarantee pursuant to Section 4.15 or 4.19, shall hereby acknowledge communication of the terms of this Indenture and the Securities and shall hereby consent to and approves of the same.
10.19.    Costs and Expenses.
Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Guarantee.
10.20.    No Merger or Waiver; Cumulative Remedies.
No Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Securities, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Securities preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Guarantee and under this Indenture, the Securities and any other document or instrument between a Guarantor and/or the Issuer and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.
10.21.    Survival of Obligations.
Without prejudice to the survival of any of the other obligations of any Guarantor hereunder, the obligations of each Guarantor under Section 10.1 shall survive the payment in full of the Obligations under the Securities, but only if and to the extent such payment is avoided, and in such case shall be enforceable against such Guarantor to the same extent as prior to any such payment and without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Issuer or any Guarantor.
10.22.    Guarantee in Addition to Other Obligations.
The Obligations of each Guarantor under its Guarantee and this Indenture are in addition to and not in substitution for any other Obligations to the Trustee or to any of the Holders in relation to this Indenture or the Securities and any guarantees or security at any time held by or for the benefit of any of them.

10.23.    Severability.
Any provision of this Article Ten which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Ten.
10.24.    Successors and Assigns.
Each Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders of such series and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder, except as otherwise permitted in this Indenture.
ARTICLE ELEVEN
MISCELLANEOUS
11.1    [Reserved].

11.2.    Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
if to the Issuer or a Guarantor:
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061
Attention:    Chief Financial Officer
Fax No:        (781) 792-5900

with a copy to:
Davis, Malm & D’Agostine, P.C.
One Boston Place,
37th Floor
Boston, MA 02108
Attention:    C. Michael Malm
Fax No:        (617) 523-6215

if to the Trustee:
U.S. Bank National Association
One Federal Street
3rd Floor
Boston, MA 02110
Attention:    Corporate Trust Services
Fax No:        (617) 603-6667
if to the Trustee for presentation of Securities for payment or for registration of transfer or exchange:
U.S. Bank National Association
Corporate Trust Services
111 Fillmore Street E.
St. Paul, MN 55107

The Issuer and the Trustee, by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Issuer and the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee), except that, with respect to any mailing, notices to the Trustee shall be deemed effective only upon receipt.
Any notice or communication mailed to a Securityholder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.
Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
11.3.    Communications by Holders with Other Holders.
Securityholders may communicate pursuant to TIA § 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities. The Issuer, the Trustee, the Registrar and any other Person shall have the protections of TIA § 312(c).
11.4.    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:
(i)    an Officers’ Certificate, in form and substance satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuer, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)    an Opinion of Counsel stating that, in the opinion of such counsel, any and all such conditions precedent have been complied with.

11.5.    Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.8, shall include:
(i)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(iii)    a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)    a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

11.6.    Rules by Trustee, Paying Agent, Registrar.
The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.
11.7.    Legal Holidays.
If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.
11.8.    Governing Law.
THIS INDENTURE, THE SECURITIES AND ANY GUARANTEES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture, the Securities or any Guarantees.
11.9.    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

11.10.    No Recourse Against Others.
No Affiliate, director, officer, employee, limited liability company members or stockholder of the Company or any Subsidiary, as such, shall have any liability for any obligations of the Issuer under the Securities or any Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Securities.
11.11.    Successors.
All agreements of the Issuer and the Guarantors in this Indenture and the Securities and the Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.
11.12.    Duplicate Originals.
All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.
11.13.    Severability.
In case any one or more of the provisions in this Indenture, the Securities or the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.
CLEAN HARBORS, INC.
By:    /s/ Michael L. Battles
Name:    Michael L. Battles
Title:    Executive Vice President and
Chief Financial Officer

(signatures continued on next page)

[Clean Harbors - Signature Page to Indenture]

Altair Disposal Services, LLC
Baton Rouge Disposal, LLC
Bridgeport Disposal, LLC
CH International Holdings, LLC
Clean Harbors Andover, LLC
Clean Harbors Aragonite, LLC
Clean Harbors Arizona, LLC
Clean Harbors Baton Rouge, LLC
Clean Harbors BDT, LLC
Clean Harbors Buttonwillow, LLC
Clean Harbors Chattanooga, LLC
Clean Harbors Clive, LLC
Clean Harbors Coffeyville, LLC
Clean Harbors Colfax, LLC
Clean Harbors Deer Park, LLC
Clean Harbors Deer Trail, LLC
Clean Harbors Development, LLC
Clean Harbors Disposal Services, Inc.
Clean Harbors El Dorado, LLC
Clean Harbors Environmental Services, Inc.
Clean Harbors Exploration Services, Inc.
Clean Harbors Florida, LLC
Clean Harbors Grassy Mountain, LLC
Clean Harbors Industrial Services, Inc.
Clean Harbors Kansas, LLC
Clean Harbors Kingston Facility Corporation
Clean Harbors LaPorte, LLC
Clean Harbors Laurel, LLC
Clean Harbors Lone Mountain, LLC
Clean Harbors of Baltimore, Inc.
Clean Harbors of Braintree, Inc.
Clean Harbors of Connecticut, Inc.
Clean Harbors Pecatonica, LLC
Clean Harbors Recycling Services of Chicago, LLC
Clean Harbors Recycling Services of Ohio, LLC
Clean Harbors Reidsville, LLC
Clean Harbors San Jose, LLC
Clean Harbors San Leon, Inc.
Clean Harbors Services, Inc.
Clean Harbors Surface Rentals USA, Inc.
Clean Harbors Tennessee, LLC
Clean Harbors Westmorland, LLC
Clean Harbors White Castle, LLC
Clean Harbors Wichita, LLC
Clean Harbors Wilmington, LLC

(list continued on next page)

[Clean Harbors - Signature Page to Indenture]
Crowley Disposal, LLC
Cyn Oil Corporation
Disposal Properties, LLC
GSX Disposal, LLC
H2O Environmental, Inc.
Hilliard Disposal, LLC
Lonestar West Enterprises, LLC
Lonestar West Services LLC
Murphy's Waste Oil Service, Inc.
Roebuck Disposal, LLC
Sawyer Disposal Services, LLC
Service Chemical, LLC
Spring Grove Resource Recovery, Inc.
Tulsa Disposal, LLC
Versant Energy Services, Inc.

By: /s/ Michael L. Battles
Name: Michael L. Battles
Title: Executive Vice President

Emerald Services, Inc.
Industrial Service Oil Company, Inc.
Rosemead Oil Products, Inc.
Safety-KIeen Envirosystems Company
Safety-KIeen Envirosystems Company of Puerto Rico, Inc.
Safety-Kleen, Inc.
Safety-Kleen of California, Inc.
Safety-Kleen International, Inc.
Safety-Kleen Systems, Inc.
The Solvents Recovery Service of New Jersey, Inc.
Thermo Fluids Inc.

By: /s/ Michael L. Battles
Name: Michael L. Battles
Title: President

Plaquemine Remediation Services, LLC

By: /s/ Michael McDonald Name: Michael McDonald
Title: President

[Clean Harbors - Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:    /s/ Karen R. Beard     Name: Karen R. Beard
Title: Vice President

[Clean Harbors - Signature Page to Indenture]

Exhibit A-1
[FORM OF 2027 NOTE]
[FACE OF 2027 NOTE]
CLEAN HARBORS, INC.
4.875% Senior Note due 2027 (the “2027 Note”)
No.                                            Principal Amount $
ISIN No.
CUSIP No.
CLEAN HARBORS, INC., a Massachusetts corporation (the “Company” or the “Issuer,” which terms include any of its successors under the Indenture hereinafter referred to), for value received promise to pay to CEDE & CO. or registered assigns, the principal sum of Dollars ($      ) on July 15, 2027.
Interest Payment Dates: January 15 and July 15; commencing January 15, 2020.
Record Dates: January 1 and July 1.
Reference is made to the further provisions of this 2027 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

1    Add Private Placement Legend and, if appropriate, add Global Security Legend and/or OID Legend.
A-1-1

IN WITNESS WHEREOF, the Issuer has caused this 2027 Note to be signed manually or by facsimile by their duly authorized officers.
Dated:
CLEAN HARBORS, INC.
By:
Name:
Title:

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[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]
This is one of the 2027 Notes described in the within-mentioned Indenture.
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

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[REVERSE OF 2027 NOTE]
CLEAN HARBORS, INC.
4.875% Senior Note due 2027 (the “2027 Note”)
1.    Interest.
CLEAN HARBORS, INC., a Massachusetts corporation (the “Company”, or the “Issuer,” which terms include any of its successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this 2027 Note at the rate per annum shown above. The Issuer will pay interest semiannually on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing January 15, 2020. Interest on this 2027 Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest on this 2027 Note will be computed on the basis of a 360-day year of twelve 30-day months.
The Issuer shall pay interest on overdue principal from time to time on demand at the rate borne by this 2027 Note plus 2% and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.
2.    Method of Payment.
The Issuer shall pay interest on the 2027 Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the 2027 Notes are canceled on registration of transfer or registration of exchange after such Record Date. Holders must surrender 2027 Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Issuer may pay principal, premium, if any, and interest by wire transfer of federal funds, or interest by check payable in such U.S. Legal Tender. The Issuer may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.
3.    Paying Agent and Registrar.
Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Registrar or co-Registrar.
4.    Indenture.
The Issuer issued the 2027 Notes under an Indenture, dated as of July 2, 2019 (the “Indenture”), among the Issuer, the Guarantors and the Trustee. This 2027 Note is one of a duly authorized issue of 2027 Notes of the Issuer. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the 2027 Notes include those stated in the Indenture. Notwithstanding anything to the contrary herein, the 2027 Notes are subject to all such terms, and Holders of 2027 Notes
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are referred to the Indenture for a statement of them. The 2027 Notes are general obligations of the Issuer unlimited in amount.
5.    Redemption.
Optional Redemption.
The Issuer may, on one or more occasions, redeem all or any portion of the 2027 Notes on and after July 15, 2022, upon not less than 30 nor more than 60 days’ notice, at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on July 15 of the years set forth below, plus, in each case, accrued and unpaid interest on the principal amount, if any, to the date of redemption:
Year                                 Percentage
2022 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102.438%
2023 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     101.219%
2024 and thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    100.000%
At any time prior to July 15, 2022, the Issuer may, on one or more occasions, redeem all or any portion of the 2027 Notes, upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the 2027 Notes redeemed, plus the 2027 Applicable Premium as of the date of redemption, plus accrued and unpaid interest on the principal amount, if any, to the redemption date.
At any time, or from time to time, prior to July 15, 2022, the Issuer may, at its option, use the Net Cash Proceeds of one or more Equity Offerings to redeem up to 35% in aggregate principal amount of all 2027 Notes (whether at the Issue Date or thereafter pursuant to an issuance of Additional 2027 Notes) at a Redemption Price equal to 104.875% of the principal amount thereof plus accrued and unpaid interest on the principal amount, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the 2027 Notes outstanding (whether issued on the Issue Date or thereafter pursuant to an issuance of Additional 2027 Notes) must equal at least 65% of the original aggregate principal amount of all 2027 Notes (including Additional 2027 Notes, if any). In order to effect the foregoing redemption with the Net Cash Proceeds of any Equity Offering, the Issuer shall make such redemption not more than 90 days after the consummation of such Equity Offering.

Any redemption of the 2027 Notes may, at the Issuer’s discretion, be performed by another Person and be subject to one or more conditions precedent. In addition, if any redemption is subject to satisfaction of one or more conditions precedent, the related notice of redemption shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded by the Issuer in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed (which may exceed 60 days from the date of the redemption notice in such case). Such notice of redemption may be so delayed if such conditions precedent have not been met by providing notice to the Holders of the 2027 Notes, and any such notice of delay may be given one or more times, provided that the aggregate number of days of such delay or delays may not exceed 60 days beyond the original redemption date; and any such notice of redemption (as extended by any such notice or notices of delay, if applicable) may be rescinded by the Issuer by providing notice to the Holders of such Securities.
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6.    Notice of Redemption.
Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of 2027 Notes to be redeemed at such Holder’s registered address. The Trustee may select for redemption portions (equal to $2,000 or integral multiples of $1,000 thereof) of the principal of 2027 Notes that have denominations larger than $2,000.
If any 2027 Note is to be redeemed in part only, the notice of redemption that relates to such 2027 Note shall state the portion of the principal amount thereof to be redeemed. A new 2027 Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original 2027 Note. On and after the Redemption Date, interest will cease to accrue on 2027 Notes or portions thereof called for redemption, subject to the provisions of the Indenture.
7.    Change of Control Offer.
Upon the occurrence of a Change of Control, the Issuer will be required, as and to the extent set forth in the Indenture, to offer to purchase all of the outstanding 2027 Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (subject to the right of Securityholders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to repurchase the 2027 Notes pursuant to this paragraph 7 in the event that the Issuer have exercised their right to redeem all of the 2027 Notes under the terms of paragraph 5 hereof).
In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding 2027 Notes accept a Change of Control Offer and the Issuer purchases all of the 2027 Notes held by such Holders, the Issuer shall have the right, upon not less than 30 nor more than 60 days’ prior notice, to redeem all of the Securities of such series that remain outstanding following such purchase at a Redemption Price equal to 101% of the principal amount of such 2027 Notes, plus accrued interest to the date of purchase.
8.    Limitation on Asset Sales.
The Issuer is, subject to certain conditions, obligated to make an offer to purchase 2027 Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase with certain Net Cash Proceeds of certain sales or other dispositions of assets in accordance with the Indenture.
9.    [Reserved].
10.    Denominations; Transfer; Exchange.
The 2027 Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. A Holder shall register the transfer of or exchange 2027 Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the

A-1-6

transfer of or exchange any 2027 Notes or portions thereof selected for redemption, except the unredeemed portion of any 2027 Note being redeemed in part.
11.    Persons Deemed Owners.
The registered Holder of a 2027 Note shall be treated as the owner of it for all purposes.
12.    Unclaimed Funds.
If funds for the payment of principal, premium, if any, or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Issuer at their request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.
13.    Discharge Prior to Redemption or Maturity.
The Issuer and any Guarantor may be discharged from their obligations under the Indenture or the 2027 Notes and any Guarantee except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Indenture and the 2027 Notes and any Guarantee, in each case upon satisfaction of certain conditions specified in the Indenture.
14.    Amendment; Supplement; Waiver.
Subject to certain exceptions, the Indenture and the 2027 Notes and any Guarantee may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the 2027 Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the 2027 Notes then outstanding. From time to time, the Issuer, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture to cure ambiguities, defects or inconsistencies, and to add Guarantees in accordance with the terms and conditions of the Indenture or similar provisions, so long as such change does not, in the good faith determination of the Issuer’s Board of Directors, adversely affect the rights of any of the Holders of the 2027 Notes in any material respect. In addition, without the consent of the Holders of the 2027 Notes, the Issuer, the Guarantors and the Trustee may amend the Indenture to conform the Indenture to the “Description of the Notes” contained in the Offering Circular.
15.    Restrictive Covenants.
The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Company to the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.
16.    Defaults and Remedies.
If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of 2027 Notes then outstanding may declare all the 2027 Notes to be due and
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payable immediately in the manner and with the effect provided in the Indenture. Holders of 2027 Notes may not enforce the Indenture, the 2027 Notes or any Guarantee except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture, the 2027 Notes or the Guarantees, unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the 2027 Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of 2027 Notes notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.
17.    Trustee Dealings with Issuer.
The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of 2027 Notes and may otherwise deal with the Issuer, their Subsidiaries or their respective Affiliates as if it were not the Trustee.
18.    No Recourse Against Others.
No Affiliate, director, officer, employee, limited liability company member or stockholder of the Issuer or any Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the 2027 Notes or this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2027 Notes by accepting a 2027 Note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the 2027 Notes.
19.    Authentication.
This 2027 Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this 2027 Note.
20.    Abbreviations and Defined Terms.
Customary abbreviations may be used in the name of a Holder of a 2027 Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
21.    Governing Law.
This 2027 Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.
22.    CUSIP and ISIN Numbers.
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer have caused CUSIP and ISIN numbers to be printed on the 2027 Notes as a convenience to the Holders of the 2027 Notes. No representation is made as to the accuracy of such numbers as printed on the 2027 Notes and reliance may be placed only on the other identification numbers printed hereon.
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23.    Indenture.
Each Holder, by accepting a 2027 Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.
The Issuer will furnish to any Holder of a 2027 Note upon written request and without charge a copy of the Indenture which has the text of this 2027 Note in larger type. Requests may be made to: Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA, 02061, Attn: Chief Financial Officer.

A-1-9

ASSIGNMENT FORM
I or we assign and transfer this 2027 Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                                                 agent to transfer this 2027 Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the
other side of this 2027 Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

In connection with any transfer of this 2027 Note occurring prior to the date of the declaration by the Commission of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this 2027 Note (which effectiveness shall not have been suspended or terminated at the date of the transfer), the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this 2027 Note is being transferred:
[Check One]

(1)	☐	to the Issuer or a subsidiary thereof; or
(2)	☐	pursuant to and in compliance with Rule 144A under the Securities Act; or
(3)	☐
to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4)	☐	outside the United States to a “foreign person” in compliance with Rule 904 of Regulation S under the Securities Act; or
(5)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

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(6)	☐	pursuant to an effective registration statement under the Securities Act; or
(7)	☐	pursuant to another available exemption from the registration requirements of the Securities Act;
and unless the box below is checked, the undersigned confirms that such Security is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act of 1933, as amended (an “Affiliate”):

☐	The transferee is an Affiliate of the Issuer.

Unless one of the items is checked, the Trustee will refuse to register any of the 2027 Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4), (5) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the 2027 Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

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If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this 2027 Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as name appears on the
other side of this 2027 Note)

Signature Guarantee:
TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED
The undersigned represents and warrants that it is purchasing this 2027 Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Dated:
NOTICE: To be executed by an executive officer

A-1-12

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this 2027 Note purchased by the Company pursuant to Section 4.17 or Section 4.18 of the Indenture, check the appropriate box:
Section 4.17 ☐    Section 4.18 ☐
If you want to elect to have only part of this 2027 Note purchased by the Company pursuant to Section 4.17 or Section 4.18 of the Indenture, state the amount: $___________

Dated:	Signed:
(Sign exactly as name appears on the
other side of this 2027 Note)
Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

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Exhibit A-2
[FORM OF 2029 NOTE]
[FACE OF 2029 NOTE]
CLEAN HARBORS, INC.
5.125% Senior Note due 2029 (the “2029 Note”)
No.                                            Principal Amount $
ISIN No.
CUSIP No.
CLEAN HARBORS, INC., a Massachusetts corporation (the “Company” or the “Issuer,” which terms include any of its successors under the Indenture hereinafter referred to), for value received promise to pay to CEDE & CO. or registered assigns, the principal sum of Dollars ($      ) on July 15, 2029.
Interest Payment Dates: January 15 and July 15; commencing January 15, 2020.
Record Dates: January 1 and July 1.
Reference is made to the further provisions of this 2029 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

1    Add Private Placement Legend and, if appropriate, add Global Security Legend and/or OID Legend.
A-2-1

IN WITNESS WHEREOF, the Issuer has caused this 2029 Note to be signed manually or by facsimile by their duly authorized officers.
Dated:
CLEAN HARBORS, INC.
By:
Name:
Title:

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[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]
This is one of the 2029 Notes described in the within-mentioned Indenture.
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

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[REVERSE OF 2029 NOTE]
CLEAN HARBORS, INC.
5.125% Senior Note due 2029 (the “2029 Note”)
1.    Interest.
CLEAN HARBORS, INC., a Massachusetts corporation (the “Company”, or the “Issuer,” which terms include any of its successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this 2029 Note at the rate per annum shown above. The Issuer will pay interest semiannually on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing January 15, 2020. Interest on this 2029 Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest on this 2029 Note will be computed on the basis of a 360-day year of twelve 30-day months.
The Issuer shall pay interest on overdue principal from time to time on demand at the rate borne by this 2029 Note plus 2% and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.
2.    Method of Payment.
The Issuer shall pay interest on the 2029 Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the 2029 Notes are canceled on registration of transfer or registration of exchange after such Record Date. Holders must surrender 2029 Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Issuer may pay principal, premium, if any, and interest by wire transfer of federal funds, or interest by check payable in such U.S. Legal Tender. The Issuer may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.
3.    Paying Agent and Registrar.
Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Registrar or co-Registrar.
4.    Indenture.
The Issuer issued the 2029 Notes under an Indenture, dated as of July 2, 2019 (the “Indenture”), among the Issuer, the Guarantors and the Trustee. This 2029 Note is one of a duly authorized issue of 2029 Notes of the Issuer. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the 2029 Notes include those stated in the Indenture. Notwithstanding anything to the contrary herein, the 2029 Notes are subject to all such terms, and Holders of 2029 Notes
A-2-4

are referred to the Indenture for a statement of them. The 2029 Notes are general obligations of the Issuer unlimited in amount.
5.    Redemption.
Optional Redemption.
The Issuer may, on one or more occasions, redeem all or any portion of the 2029 Notes, on and after July 15 , 2024, upon not less than 30 nor more than 60 days’ notice, at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on July 15 of the years set forth below, plus, in each case, accrued and unpaid interest on the principal amount, if any, to the date of redemption:
Year                                 Percentage
2024 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102.563%
2025 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     101.281%
2026 and thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    100.000%
At any time prior to July 15, 2024, the Issuer may, on one or more occasions, redeem all or any portion of the 2029 notes, upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the 2029 Notes redeemed, plus the 2029 Applicable Premium as of the date of redemption, plus accrued and unpaid interest on the principal amount, if any, to the redemption date.
At any time, or from time to time, prior to July 15, 2022, the Issuer may, at its option, use the Net Cash Proceeds of one or more Equity Offerings to redeem up to 35% in aggregate principal amount of all 2029 Notes (whether at the Issue Date or thereafter pursuant to an issuance of Additional 2029 Notes) at a Redemption Price equal to 105.125% of the principal amount thereof plus accrued and unpaid interest on the principal amount, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the 2029 Notes outstanding (whether issued on the Issue Date or thereafter pursuant to an issuance of Additional 2029 Notes) must equal at least 65% of the original aggregate principal amount of all 2029 Notes (including Additional 2029 Notes, if any). In order to effect the foregoing redemption with the net cash proceeds of any Equity Offering, the Issuer shall make such redemption not more than 90 days after the consummation of such Equity Offering.
Any redemption of the 2029 Notes may, at the Issuer’s discretion, be performed by another Person and be subject to one or more conditions precedent. In addition, if any redemption is subject to satisfaction of one or more conditions precedent, the related notice of redemption shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded by the Issuer in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed (which may exceed 60 days from the date of the redemption notice in such case). Such notice of redemption may be so delayed if such conditions precedent have not been met by providing notice to the Holders of the 2029 Notes, and any such notice of delay may be given one or more times, provided that the aggregate number of days of such delay or delays may not exceed 60 days beyond the original redemption date; and any such notice of redemption (as extended by any such notice or notices of delay, if applicable) may be rescinded by the Issuer by providing notice to the Holders of such Securities.
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6.    Notice of Redemption.
Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of 2029 Notes to be redeemed at such Holder’s registered address. The Trustee may select for redemption portions (equal to $2,000 or integral multiples of $1,000 thereof) of the principal of 2029 Notes that have denominations larger than $2,000.

If any 2029 Note is to be redeemed in part only, the notice of redemption that relates to such 2029 Note shall state the portion of the principal amount thereof to be redeemed. A new 2029 Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original 2029 Note. On and after the Redemption Date, interest will cease to accrue on 2029 Notes or portions thereof called for redemption, subject to the provisions of the Indenture.
7.    Change of Control Offer.
Upon the occurrence of a Change of Control, the Issuer will be required, as and to the extent set forth in the Indenture, to offer to purchase all of the outstanding 2029 Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (subject to the right of Securityholders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to repurchase the 2029 Notes pursuant to this paragraph 7 in the event that the Issuer have exercised their right to redeem all of the 2029 Notes under the terms of paragraph 5 hereof).
In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding 2027 Notes accept a Change of Control Offer and the Issuer purchases all of the 2027 Notes held by such Holders, the Issuer shall have the right, upon not less than 30 nor more than 60 days’ prior notice, to redeem all of the Securities of such series that remain outstanding following such purchase at a Redemption Price equal to 101% of the principal amount of such 2027 Notes, plus accrued interest to the date of purchase.
8.    Limitation on Asset Sales.
The Issuer is, subject to certain conditions, obligated to make an offer to purchase 2029 Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase with certain Net Cash Proceeds of certain sales or other dispositions of assets in accordance with the Indenture.
9.    [Reserved].
10.    Denominations; Transfer; Exchange.
The 2029 Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. A Holder shall register the transfer of or exchange 2029 Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange any 2029 Notes or portions thereof selected for redemption, except the unredeemed portion of any 2029 Note being redeemed in part.
A-2-6

11.    Persons Deemed Owners.
The registered Holder of a 2029 Note shall be treated as the owner of it for all purposes.
12.    Unclaimed Funds.
If funds for the payment of principal, premium, if any, or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Issuer at their request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.
13.    Discharge Prior to Redemption or Maturity.
The Issuer and any Guarantor may be discharged from their obligations under the Indenture or the 2029 Notes and any Guarantee except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Indenture and the 2029 Notes and any Guarantee, in each case upon satisfaction of certain conditions specified in the Indenture.
14.    Amendment; Supplement; Waiver.
Subject to certain exceptions, the Indenture and the 2029 Notes and any Guarantee may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the 2029 Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the 2029 Notes then outstanding. From time to time, the Issuer, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture to cure ambiguities, defects or inconsistencies, and to add Guarantees in accordance with the terms and conditions of the Indenture or similar provisions, so long as such change does not, in the good faith determination of the Issuer’s Board of Directors, adversely affect the rights of any of the Holders of the 2029 Notes in any material respect. In addition, without the consent of the Holders of the 2029 Notes, the Issuer, the Guarantors and the Trustee may amend the Indenture to conform the Indenture to the “Description of the Notes” contained in the Offering Circular.
15.    Restrictive Covenants.
The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Company to the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.
16.    Defaults and Remedies.
If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of 2029 Notes then outstanding may declare all the 2029 Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of 2029 Notes may not enforce the Indenture, the 2029 Notes or any Guarantee except as provided in the Indenture. The

A-2-7

Trustee is not obligated to enforce the Indenture, the 2029 Notes or the Guarantees, unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the 2029 Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of 2029 Notes notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.
17.    Trustee Dealings with Issuer.
The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of 2029 Notes and may otherwise deal with the Issuer, their Subsidiaries or their respective Affiliates as if it were not the Trustee.
18.    No Recourse Against Others.
No Affiliate, director, officer, employee, limited liability company member or stockholder of the Issuer or any Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the 2029 Notes or this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2029 Notes by accepting a 2029 Note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the 2029 Notes.
19.    Authentication.
This 2029 Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this 2029 Note.
20.    Abbreviations and Defined Terms.
Customary abbreviations may be used in the name of a Holder of a 2029 Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
21.    Governing Law.
This 2029 Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.
22.    CUSIP and ISIN Numbers.
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer have caused CUSIP and ISIN numbers to be printed on the 2029 Notes as a convenience to the Holders of the 2029 Notes. No representation is made as to the accuracy of such numbers as printed on the 2029 Notes and reliance may be placed only on the other identification numbers printed hereon.

A-2-8

23.    Indenture.
Each Holder, by accepting a 2029 Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.
The Issuer will furnish to any Holder of a 2029 Note upon written request and without charge a copy of the Indenture which has the text of this 2029 Note in larger type. Requests may be made to: Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA, 02061, Attn: Chief Financial Officer.

A2-9

ASSIGNMENT FORM
I or we assign and transfer this 2029 Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                                                 agent to transfer this 2029 Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the
other side of this 2029 Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

In connection with any transfer of this 2029 Note occurring prior to the date of the declaration by the Commission of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this 2029 Note (which effectiveness shall not have been suspended or terminated at the date of the transfer), the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this 2029 Note is being transferred:

[Check One]

(1)	☐	to the Issuer or a subsidiary thereof; or
(2)	☐	pursuant to and in compliance with Rule 144A under the Securities Act; or
(3)	☐
to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4)	☐	outside the United States to a “foreign person” in compliance with Rule 904 of Regulation S under the Securities Act; or
(5)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

A-2-10

(6)	☐	pursuant to an effective registration statement under the Securities Act; or
(7)	☐	pursuant to another available exemption from the registration requirements of the Securities Act;
and unless the box below is checked, the undersigned confirms that such 2029 Note is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act of 1933, as amended (an “Affiliate”):

☐	The transferee is an Affiliate of the Issuer.

Unless one of the items is checked, the Trustee will refuse to register any of the 2029 Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4), (5) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the 2029 Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A-2-11

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this 2029 Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as name appears on the
other side of this 2029 Note)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED
The undersigned represents and warrants that it is purchasing this 2029 Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Dated:
NOTICE:    To be executed by an executive officer

A-2-12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 2029 Note purchased by the Company pursuant to Section 4.17 or Section 4.18 of the Indenture, check the appropriate box:
Section 4.17 ☐    Section 4.18 ☐
If you want to elect to have only part of this 2029 Note purchased by the Company pursuant to Section 4.17 or Section 4.18 of the Indenture, state the amount: $___________

Dated:	Signed:
(Sign exactly as name appears on the
other side of this 2029 Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

A-2-13

Exhibit B-1
[Reserved]

B-1-1

Exhibit C-1
Form of Certificate to Be
Delivered in Connection with
Transfers to Non-QIB Accredited Investors

[Date]

Attention:

Re:	Clean Harbors, Inc.
4.875% Senior Notes due 2027
(the “2027 Notes”)

Ladies and Gentlemen:
In connection with our proposed purchase of the 2027 Notes of Clean Harbors, Inc. (the “Issuer”), we confirm that:
1.    We have received a copy of the Offering Circular (the “Offering Circular”), dated June 18, 2019 relating to the 2027 Notes and such other information as we deem necessary in order to make our investment decision. We acknowledge that we have read and agreed to the matters stated on pages (i) and (ii) of the Offering Circular and in the section entitled “Transfer Restrictions” of the Offering Circular, including the restrictions on duplication and circulation of the Offering Circular.
2.    We understand that any subsequent transfer of the 2027 Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the 2027 Notes (as described in the Offering Circular) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the 2027 Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
3.    We understand that the offer and sale of the 2027 Notes have not been registered under the Securities Act, and that the 2027 Notes may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell or otherwise transfer any 2027 Notes prior to the date which is two years after the original issuance of the 2027 Notes, and if such transfer is in respect of any aggregate principal amount of 2027 Notes of less than $250,000, also furnishes an opinion of counsel acceptable to the Issuer that such transfer complies with the Securities Act, we will do so only (i) to the Issuer or any of their subsidiaries, (ii) inside the United States in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture relating to the 2027 Notes), a signed letter containing certain representations and agreements relating to the restrictions on transfer of the 2027 Notes, (iv) outside the United States in accordance with Rule 904 of
C-1-1

Regulation S under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the 2027 Notes from us a notice advising such purchaser that resales of the 2027 Notes are restricted as stated herein.

4.    We understand that, on any proposed resale of any 2027 Notes, we will be required to furnish to the Trustee and the Issuer such certification, legal opinions and other information as the Trustee and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the 2027 Notes purchased by us will bear a legend to the foregoing effect.
5.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the 2027 Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.
6.    We are acquiring the 2027 Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion, and we are acquiring the 2027 Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.
You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
Very truly yours,
By:
Name:
Title:

C-1-2

Exhibit C-2

Form of Certificate to Be
Delivered in Connection with
Transfers to Non-QIB Accredited Investors
[Date]

Attention:

Re:	Clean Harbors, Inc.
5.125% Senior Notes due 2029
(the “2029 Notes”)

Ladies and Gentlemen:
In connection with our proposed purchase of the 2029 Notes of Clean Harbors, Inc. (the “Issuer”), we confirm that:
1.    We have received a copy of the Offering Circular (the “Offering Circular”), dated June 18, 2019 relating to the 2019 Notes and such other information as we deem necessary in order to make our investment decision. We acknowledge that we have read and agreed to the matters stated on pages (i) and (ii) of the Offering Circular and in the section entitled “Transfer Restrictions” of the Offering Circular, including the restrictions on duplication and circulation of the Offering Circular.
2.    We understand that any subsequent transfer of the 2029 Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the 2029 Notes (as described in the Offering Circular) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the 2029 Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
3.    We understand that the offer and sale of the 2029 Notes have not been registered under the Securities Act, and that the 2029 Notes may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell or otherwise transfer any 2029 Notes prior to the date which is two years after the original issuance of the 2029 Notes, and if such transfer is in respect of any aggregate principal amount of 2029 Notes of less than $250,000, also furnishes an opinion of counsel acceptable to the Issuer that such transfer complies with the Securities Act, we will do so only (i) to the Issuer or any of their subsidiaries, (ii) inside the United States in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture relating to the 2029 Notes), a signed letter containing certain representations and agreements relating to the restrictions on transfer of the 2029 Notes, (iv) outside the United States in accordance with Rule 904 of
C-2-1

Regulation S under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the 2029 Notes from us a notice advising such purchaser that resales of the 2029 Notes are restricted as stated herein.

4.    We understand that, on any proposed resale of any 2029 Notes, we will be required to furnish to the Trustee and the Issuer such certification, legal opinions and other information as the Trustee and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the 2029 Notes purchased by us will bear a legend to the foregoing effect.
5.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the 2029 Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.
6.    We are acquiring the 2029 Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion, and we are acquiring the 2029 Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.
You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
Very truly yours,
By:
Name:
Title:

C-2-1

Exhibit D-1
Form of Certificate to Be
Delivered in Connection with
Transfers Pursuant to Regulation S

[Date]

Attention:

Re:	Clean Harbors, Inc.
4.875% Senior Notes due 2027

(the “2027 Notes”)

Ladies and Gentlemen:
In connection with our proposed sale of $[ ] aggregate principal amount of the 2027 Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(1)    the offer of the 2027 Notes was not made to a person in the United States;
(2)    either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;
(3)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;
(4)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and
(5)    we have advised the transferee of the transfer restrictions applicable to the 2027 Notes.
You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

D-1-1

Very truly yours,
[Name of Transferor]
By:
Authorized Signature

D-1-2

Exhibit D-2
Form of Certificate to Be
Delivered in Connection with
Transfers Pursuant to Regulation S
[Date]

Attention:

Re:	Clean Harbors, Inc.
5.125% Senior Notes due 2029

(the “2029 Notes”)

Ladies and Gentlemen:
In connection with our proposed sale of $[ ] aggregate principal amount of the 2029 Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(1)    the offer of the 2029 Notes was not made to a person in the United States;
(2)    either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;
(3)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;
(4)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and
(5)    we have advised the transferee of the transfer restrictions applicable to the 2029 Notes.
You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
D-2-1

Very truly yours,
[Name of Transferor]
By:

D-2-2

Exhibit E-1
[FORM OF]

GUARANTEE OF 4.875% SENIOR NOTES DUE 2027
(THE “2027 NOTES”)
[Date]

For value received, the undersigned hereby unconditionally guarantees, as principal obligor and not only as a surety, to the Holders of the 2027 Notes the cash payments in United States dollars of principal of, premium, if any, and interest on the 2027 Notes in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of the 2027 Notes, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture (as defined below) or the 2027 Notes, to the Holders of the 2027 Notes and the Trustee, all in accordance with and subject to the terms and limitations of the 2027 Notes, Article Ten of the Indenture and this Guarantee. This Guarantee will become effective in accordance with Article Ten of the Indenture and its terms shall be evidenced therein. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular 2027 Note.
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of July 2, 2019, among Clean Harbors, Inc., a Massachusetts corporation (the “Company” or the “Issuer”), the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”).
The obligations of the undersigned to the Holders of 2027 Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.
THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The undersigned Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Guarantee.
This Guarantee is subject to release upon the terms set forth in the Indenture.

E-1-1

IN WITNESS WHEREOF, each Guarantor has caused its Guarantee to be duly executed.
[GUARANTORS]

By:
Name:
Title:

E-1-2
Exhibit E-2
[FORM OF]

GUARANTEE OF 5.125% SENIOR NOTES DUE 2029
(THE “2029 NOTES”)
[Date]

For value received, the undersigned hereby unconditionally guarantees, as principal obligor and not only as a surety, to the Holders of the 2029 Notes the cash payments in United States dollars of principal of, premium, if any, and interest on the 2029 Notes in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of the 2029 Notes, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture (as defined below) or the 2029 Notes, to the Holders of the 2029 Notes and the Trustee, all in accordance with and subject to the terms and limitations of the 2029 Notes, Article Ten of the Indenture and this Guarantee. This Guarantee will become effective in accordance with Article Ten of the Indenture and its terms shall be evidenced therein. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular 2029 Note.
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of July 2, 2019, among Clean Harbors, Inc., a Massachusetts corporation (the “Company” or the “Issuer”), the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”).
The obligations of the undersigned to the Holders of 2029 Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.
THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The undersigned Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Guarantee.
This Guarantee is subject to release upon the terms set forth in the Indenture.

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IN WITNESS WHEREOF, each Guarantor has caused its Guarantee to be duly executed.
[GUARANTORS]

By:
Name:
Title:

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